Exhibit 2.1

MERGER AGREEMENT

dated

April 21, 2026

by and among

Electra Vehicles, Inc.,

Iron Horse Acquisition II Corp.

and

IRHO Merger Sub, Inc.

i

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Exhibit A	–	Form of Parent Certificate of Incorporation
Exhibit B	–	Form of Parent Bylaws
Exhibit C	–	Form of Company Support Agreement
Exhibit D	–	Form of Parent Support Agreement
Exhibit E	–	Form of Lock-Up Agreement
Exhibit F	–	Form of Amended and Restated Registration Rights Agreement
Exhibit G	–	Form of Parent Equity Incentive Plan

v

MERGER AGREEMENT

MERGER AGREEMENT, dated as of April 21, 2026 (this “Agreement”), by and among Electra Vehicles, Inc., a Delaware corporation (the “Company”), Iron Horse Acquisition II Corp., a Cayman Islands exempted company limited by shares (which shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Parent”), and IRHO Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

W I T N E S E T H:

A. The Company is dedicated to enhancing battery performance through the development and commercialization of AI-powered battery intelligence and energy management solutions for battery energy storage systems, data centers, electric and hybrid vehicles, fleet operators, drones, robotics, and other energy-intensive applications (the “Business”);

B. Parent is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, and Merger Sub is a wholly-owned subsidiary of Parent and was formed for the sole purpose of the Merger (as defined below);

C. On the day that is at least one Business Day prior to the Effective Time (as defined below) and subject to the conditions of this Agreement, Parent shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Parent Articles and any other relevant organizational documents of the Parent, Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) (the “Domestication”);

D. Concurrently with the Domestication, Parent shall file a certificate of incorporation with the Secretary of State of the State of Delaware substantially in the form attached as Exhibit A hereto (the “Parent Certificate of Incorporation”) and adopt bylaws substantially in the form attached as Exhibit B (the “Parent Bylaws”) in each case, with such changes as may be agreed in writing by Parent and the Company;

E. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (i) Merger Sub will merge with and into the Company (the “Merger”), after which the Company will be the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent; (ii) contemporaneous with the Merger, the Surviving Corporation will change its name to a name to be mutually agreed by the parties prior to the Closing; and (iii) Parent will change its name to “ELECTRA AI, Inc.”;

F. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, certain Company Stockholders are entering into and delivering the Company Support Agreement, substantially in the form attached hereto as Exhibit C (the “Company Support Agreement”), pursuant to which each such Company Stockholder has agreed to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby;

G. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Sponsor and certain other shareholders of Parent are entering into and delivering the Parent Support Agreement, substantially in the form attached hereto as Exhibit D (the “Parent Support Agreement”), pursuant to which the Sponsor and each such Parent shareholder have agreed (i) not to transfer or redeem any Parent Common Shares held by such Parent shareholder, (ii) to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby at the Parent Shareholder Meeting, and (iii) to subject certain of its founder equity securities of Parent to forfeiture criteria, subject to the terms and conditions set forth therein;

H. As a condition and an inducement to Parent and the Company entering into this Agreement, on or before the Closing Date, certain Company Stockholders and the Sponsor will execute a lock-up agreement, substantially in the form attached hereto as Exhibit E (the “Lock-Up Agreement”), under which the Parent Common Shares beneficially owned such Company Stockholders and the Sponsor will be subject to the Lock-Up Period defined below (the “Lock-Up”);

I. Each of the parties hereto intends that, for United States federal and applicable state income tax purposes, (i) the Domestication shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder (the “Domestication Intended Tax Treatment”), and (ii) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Parent, Merger Sub, and the Company are to be parties under Section 368(b) of the Code (the “Merger Intended Tax Treatment” and, together with the Domestication Intended Tax Treatment, the “Intended Tax Treatment”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code (a “Plan of Reorganization”) with respect to each of the Domestication and the Merger; and

J. The Boards of Directors of each of the Company, Parent and Merger Sub have unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements to which they are or will be party, including the Merger, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, them and their respective shareholders, (iii) resolved to recommend that their respective shareholders approve the Merger and such other transactions contemplated hereby and adopt this Agreement and the Ancillary Agreements to which they are or will be a party and the performance of such party of their obligations hereunder and thereunder and (iv) in the case of Parent, resolved to recommend that its shareholders approve each of the Parent Proposals.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation by or before any Authority.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.13(a).

“Adjournment Proposal” has the meaning set forth in Section 6.5(e).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, whether through one or more intermediaries or otherwise.

“Aggregate Exercise Price” means the aggregate dollar amount payable to the Company upon the exercise or conversion of all vested in-the money Company Options that are outstanding immediately prior to the Effective Time.

“Aggregate Fully Diluted Company Common Stock” means the sum, without duplication, of (a) all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the aggregate number of shares of Company Common Stock issuable upon full conversion of all Company Preferred Stock outstanding as of immediately prior to the Effective Time; plus (c) the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options that are vested as of immediately prior to the Effective Time; plus (d) the aggregate number of shares of Company Common Stock issuable upon full conversion, exercise or exchange of any other securities of the Company (other than Company Options) outstanding immediately prior to the Effective Time directly or indirectly convertible into or exchangeable or exercisable for shares of Company Common Stock.

“Aggregate Merger Consideration” means a number of Parent Common Shares equal to the quotient obtained by dividing (a) the Base Purchase Price, by (b) US$10.00, of which not more than 3,994,802 shares shall consist of Parent Class B Common Shares.

“Aggregate Parent Fully Diluted Shares” means, as of immediately after the Effective Time, the sum, without duplication, of (a) all Parent Common Shares issued and outstanding (after giving effect to the Domestication, the Merger, the conversion of all Parent Rights, any PIPE Financing, and any forfeiture or surrender of Sponsor Shares); plus (b) the aggregate number of Parent Common Shares issuable upon exercise of all outstanding Converted Stock Options.

“Agreement” has the meaning set forth in the preamble.

“AI/ML” means any and all deep learning, machine learning, and other artificial intelligence technologies, including any and all (i) algorithms, heuristics, models, and methodologies, whether in source code, object code, human readable form or other form, proprietary algorithms, software or other IT Systems, in each case, that make use of or employ expert systems, natural language processing, computer vision, automated speech recognition, automated planning and scheduling, neural networks, statistical learning algorithms (like linear and logistic regression, support vector machines, random forests, k-means clustering), or reinforcement learning, and (ii) proprietary embodied artificial intelligence and related hardware or equipment.

“Alternate Exchange” means The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, NYSE, NYSE American, or any successor thereto.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Ancillary Agreements” means the Company Support Agreement, the Parent Support Agreement, the Lock-Up Agreement, the Registration Rights Agreement.

“ARR” means (i) the net revenues of Parent following the Closing calculated in accordance with U.S. GAAP for a fiscal quarter multiplied by (ii) 4.0.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.26(a).

“Authority” means any federal, state, provincial, municipal, local, foreign, multinational or supra-national government, governmental authority or regulatory body thereof, or political subdivision thereof, or any commission, department, board, bureau, authority, agency or instrumentality of such government, governmental authority, regulatory body or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, arbitration panel, court, tribunal, mediator or similar judicial body of competent jurisdiction.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company as of December 31, 2025.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Base Purchase Price” means the sum of $250,000,000 plus the Aggregate Exercise Price, as adjusted pursuant to Section 3.6(b).

“Board Proposal” has the meaning set forth in Section 6.5(e).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, liabilities, operations, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized or required by Law to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“IRHO Group” has the meaning set forth in Section 11.21(a).

“Cayman Companies Act” has the meaning set forth in the recitals to this Agreement.

“Cayman Registrar” has the meaning specified in Section 2.1(a).

“Certificate of Domestication” has the meaning set forth in Section 2.1(a).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Change of Control” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring equity interests that represent more than 50% of the total voting power of Parent or (ii) a sale or disposition of all or substantially all of the assets of Parent and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Parent (or any successor to Parent) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of at least 50% of the equity interests of Parent (or any successor to Parent) immediately prior to such transaction (or series of related transactions).

“Closing” has the meaning set forth in Section 2.7.

“Closing Consideration Spreadsheet” has the meaning set forth in Section 3.5(a).

“Closing Date” has the meaning set forth in Section 2.7.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company AI Products” means all products and services of the Company Group that employ or make use of any AI/ML technologies.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on November 26, 2025, as amended and in effect on the date of this Agreement.

“Company Bylaws” means the Bylaws of the Company, as amended and as in effect on the date of this Agreement.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Class A Common Stock” means the Class A common stock of the Company, $0.00001 par value per share.

“Company Class B Common Stock” means the Class B common stock of the Company, $0.00001 par value per share.

“Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock.

“Company Preferred Stock” means the Company Series Seed Preferred Stock, the Company Series A Preferred Stock and the Company Series B Preferred Stock.

“Company Consent” has the meaning set forth in Section 4.8.

“Company Convertible Notes” means each Senior Unsecured Convertible Note between the Company and the holder thereof as set forth on Schedule 4.5.

“Company Earnout Holders” means the holders of Company Common Stock (but excluding holders of Dissenting Shares), Company Preferred Stock, Company Options (whether vested or unvested) and Company Convertible Notes as of immediately prior to the Effective Time.

“Company Exclusively Licensed IP” means any and all Company Licensed IP that is exclusively licensed to a member of the Company Group, and includes Registered Exclusively Licensed IP.

“Company Financial Statements” has the meaning set forth in Section 4.9(a).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), the last sentence of Section 4.3 (Government Authorization), Section 4.4 (Non-Contravention), Section 4.5(a) (other than the last sentence of Section 4.5(a)) (Capitalization), Section 4.5(b) (Capitalization), Section 4.6 (Subsidiaries) and Section 4.24 (Finders’ Fees).

“Company Group” has the meaning set forth in Section 4.1.

“Company Information Systems” means any and all IT Systems that are owned, licensed, leased, used or held for use by or for a member of the Company Group.

“Company IP” means, collectively, any and all Company Owned IP and Company Licensed IP and includes any and all Intellectual Property set forth in Schedule 4.17(b).

“Company Licensed IP” means any and all Intellectual Property owned by a third Person and licensed to, in whole or in part, to a member of the Company Group or that a member of the Company Group otherwise has a right to use.

“Company Option” means each option (whether vested or unvested) to purchase Company Class A Common Stock granted, and that remains outstanding, under the Equity Incentive Plan.

“Company Owned IP” means any and all Intellectual Property owned or purported to be owned, in whole or in part, by the Company Group, in each case, whether exclusively, jointly with another Person or otherwise, and includes all Registered Owned IP and Company Software.

“Company Securityholder” means each Person who holds Company Capital Stock and/or Company Options.

“Company Series A Preferred Stock” means the Series A Preferred Stock, par value $0.00001 of the Company.

“Company Series B Preferred Stock” means the Series B Preferred Stock, par value $0.00001 of the Company.

“Company Series Seed Preferred Stock” means the Series Seed Preferred Stock, par value $0.00001 of the Company.

“Company Stockholders” means, at any given time, the holders of Company Capital Stock.

“Company Stockholder Approval” has the meaning set forth in Section 4.2(b).

“Company Stockholder Written Consent” has the meaning set forth in Section 7.2(a).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 7.2(a).

“Company Software” means any and all proprietary Software that is owned (or purported to be owned), in whole or in part, by the Company Group and includes all proprietary AI/ML owned (or purported to be owned) by the Company Group.

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means the Reciprocal Non-Disclosure Agreement, dated as of February 24, 2026, by and between the Company and Parent.

“Contracts” means the Lease and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective properties or assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

“Conversion Ratio” means the quotient obtained by dividing (a) the number of Parent Common Shares constituting the Aggregate Merger Consideration, by (b) the number of shares constituting the Aggregate Fully Diluted Company Common Stock.

“Converted Stock Option” has the meaning set forth in Section 3.2(a).

“Copyleft Licenses” means all licenses of Publicly Available Software (including any Software licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Affero General Public License, Eclipse Software License, or any other public source code license arrangement) or any similar license, or other Contracts to Software, in each case, that requires as a condition of use or in connection with any use, modification, reproduction, or distribution of any Software licensed thereunder (or any Company Software or other Company IP or other Software or technology that is used by, incorporated into or includes, relies on, is linked to or with, is derived from, or distributed with such Software) any of the following: (i) be disclosed, made available, distributed, offered or delivered in source code form or any information regarding such Company Software, Company IP or other Software or technology for no or minimal charge, (ii) be granted permission or licensed for creating modifications to or making derivative works of such Company Software, Company IP, or other Software or technology; (iii) be granted a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any third party under Intellectual Property rights (including patents) regarding such Company Software, Company IP, or other Software or technology (whether alone or in combination with other hardware or Software); or (iv) be imposed of restrictions on future patent licensing terms, or other abridgement or restriction of exercise or enforcement of any Intellectual Property rights through any means.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Data” means any and all data and collections of data, whether machine readable or otherwise.

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction governing (a) the privacy, security, confidentiality or Processing of Personal Information, including such information insofar as it applies to employees and contractors, (b) the use or disclosure of Personal Information in connection with online marketing or advertising, or (c) the purposes for which Personal Information may be Processed, and all regulations or binding guidance issued thereunder.

“Deferred Underwriting Commissions” means any and all deferred underwriting commissions payable by the Parent Parties, including the amount set forth in the Underwriting Agreement, dated December 16, 2025, by and between Parent and with Cantor Fitzgerald & Co., as representative of the underwriters thereto.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Dissenting Shares” has the meaning set forth in Section 3.3.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property.”

“Domestication” has the meaning specified in the recitals to this Agreement.

“Domestication Intended Tax Treatment” has the meaning specified in the recitals to this Agreement.

“Earnout Cap” has the meaning set forth in Section 3.7(b)(i).

“Earnout Milestone” means, as applicable, (i) the First Earnout Milestone, (ii) the Second Earnout Milestone, and/or (iii) the Third Earnout Milestone.

“Earnout Period” means the period starting on the Closing Date and ending on the fifth anniversary of the Closing Date.

“Earnout Pro Rata Share” means, for each Company Earnout Holder, a percentage determined by the quotient of:

(a) the sum of (i) the total number of shares of Company Common Stock held by such Company Earnout Holder as of immediately prior to the Effective Time; plus (ii) the total number of shares of Company Common Stock issuable assuming full conversion of all Company Preferred Stock that are held by such Company Earnout Holder as of immediately prior to the Effective Time plus (iii) the total number of shares of Company Common Stock issuable assuming full exercise of all Company Options that are held by such Company Earnout Holder as of immediately prior to the Effective Time; plus (iv) the aggregate number of shares of Company Common Stock issuable assuming full conversion, exercise or exchange of any other securities of the Company that are held by such Company Earnout Holder as of immediately prior to the Effective Time divided by

(b) the Aggregate Fully Diluted Company Common Stock (provided, that solely for the purpose of this definition of “Earnout Pro Rata Share”, the term “Aggregate Fully Diluted Company Common Stock” shall include the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options (both vested and unvested) as of immediately prior to the Effective Time), the “Earnout Denominator”);

provided that, in the event of any forfeiture of Earnout Shares pursuant to Section 3.7(b)(ii), the calculation of a Company Earnout Holder’s Earnout Pro Rata Share shall be adjusted to exclude from clause (a) and clause (b) the total number of shares of Company Common Stock issuable upon full exercise of the Company Options forfeited in accordance with Section 3.7(b)(ii), such that the Earnout Pro Rata Share of each remaining eligible Company Earnout Holder shall be proportionately increased.

“Earnout Shares” has the meaning set forth in Section 3.7(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Electra Group” has the meaning set forth in Section 11.21(b).

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” means all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Incentive Plan” means the Company’s 2016 Equity Incentive Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in the Section 3.4.

“Exchange Agreement” has the meaning set forth in the Section 3.4

“Exchange Fund” has the meaning set forth in the Section 3.4.

“Excluded Matter” means any one or more of the following: (a) any change in general economic or political conditions; (b) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (c) any changes in financial, banking or securities markets in general or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation thereof; (e) the taking of any action expressly required by this Agreement or any action taken by the Company at the written request of Parent or any action taken by Parent or Merger Sub at the written request of the Company; (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the interpretation thereof following the date of this Agreement; (g) the announcement or completion of the transactions contemplated by this Agreement; (h) any natural disaster, acts of God or epidemic, pandemic or other disease outbreak; or (i) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that the exclusions provided in the foregoing clauses (a) through (d), clause (f) and clause (h) shall not apply to the extent that Parent and Merger Sub, taken as a whole, on the one hand, or the Company, taken as a whole, on the other hand, is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

“First Earnout Milestone” has the meaning set forth in Section 3.7(a)(i)(A).

“Hazardous Material” means any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person of the Indebtedness of another Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any obligations of the Company Group pursuant to the U.S. Small Business Administration Paycheck Protection Program, (j) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement, and (k) any agreement to incur any of the same.

“Intended Tax Treatment” has the meaning specified in the recitals to this Agreement.

“Intellectual Property” means any and all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) trade secrets and other confidential or proprietary information, including discoveries, inventions (whether or not patentable), ideas, technology, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, know-how, research, methodologies, customer lists, business plans, databases, collections of data, and other confidential or proprietary information related to the development, marketing, pricing, distribution, cost, sales and manufacturing (collectively, “Trade Secrets”); (b) trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); (c) patents, patent applications, invention disclosures, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, substitutions, counterparts, and validations thereof (collectively, “Patents”); (d) works of authorship, copyrights (including copyrights in Software), copyrightable materials, copyright registrations and applications for copyright registration including rights in Software (collectively, “Copyrights”); (e) domain names and URLs (collectively, “Domain Names”), (f) rights of privacy and publicity and rights in social media accounts, and (g) other intellectual property, and (h) all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

“IP Contracts” means, collectively, any and all Contracts pursuant to which a member of the Company Group is a party or by which any of its properties or assets are bound (including any settlement, coexistence, co-existence, covenant not to sue or other agreement), in any case under which a member of the Company Group (i) is granted any assignment, license, sublicense, immunity, covenant not to assert or other right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person that is material to a member of the Company Group or the conduct of the Business, (ii) grants any assignment, license, sublicense, immunity, covenant not to assert or other right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Company Owned IP that is material to a member of the Company Group or the conduct of the Business or (iii) is restricted in its right to enforce, use, or otherwise exploit any Company Owned IP that is material to a member of the Company Group or the conduct of the Business.

“IPO” means the initial public offering of Parent pursuant to the Prospectus.

“IRS” means the United States Internal Revenue Service.

“Issuance Proposal” has the meaning set forth in Section 6.5(e).

“IT Systems” means any and all Software, information technology and systems, computers, servers, networks, workstations, routers, hubs, switches, data communication lines, interfaces, platforms, databases, websites, computer hardware and all other information technology rights, assets, or equipment used to process, store, generate, analyze, maintain and operate data or information, including any of the foregoing accessed pursuant to outsourced or cloud computing arrangements.

“Key Employee” means the individuals listed on Schedule 1.1(b).

“Key Executives” means the individuals listed on Schedule 8.9.

“Knowledge of the Company” or “to the Company’s Knowledge” means the actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.1(c).

“Knowledge of Parent” or “to Parent’s Knowledge” means the actual knowledge after reasonable inquiry of the Chief Executive Officer and Chief Financial Officer of Parent as of the date hereof.

“Law” means any domestic or foreign, supranational, national, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Leases” means, collectively, the leases, subleases, space sharing, licenses or other occupancy agreements described on Schedule 1.1(d) attached hereto, together with all amendments thereto and guarantees thereof, which Schedule includes the parties to such documents and the address for each Real Property subject thereto.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, deed of trust, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, any option, right of first offer or right of first refusal in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Period” means the period beginning on the Closing Date and ending in four consecutive equal quarterly installments following the Closing Date, in accordance with the following schedule:

(a) one-fourth of the securities subject to the Lock-Up shall be released from the Lock-Up upon the Company issuing its first quarterly earnings release that occurs at least 120 days after the Closing Date;

(b) one-fourth of the securities subject to the Lock-Up shall be released from the Lock-Up upon the Company issuing its second quarterly earnings release that occurs at least 120 days after the Closing Date;

(c) one-fourth of the securities subject to the Lock-Up shall be released from the Lock-Up upon the Company issuing its third quarterly earnings release that occurs at least 120 days after the Closing Date; and

(d) one-fourth of the securities subject to the Lock-Up shall be released from the Lock-Up upon the Company issuing its fourth quarterly earnings release that occurs at least 120 days after the Closing Date.

“Loeb” has the meaning set forth in Section 11.21(b).

“LTIP Proposal” has the meaning set forth in Section 6.5(e).

“LW” has the meaning set forth in Section 11.21(b).

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance, or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company Group, on the one hand, or on Parent and Merger Sub, on the other hand, taken as a whole; or (ii) prevents or materially delays or would reasonably be expected to prevent or materially delay the ability of the Company Securityholders and the Company, on the one hand, or on Parent and Merger Sub, on the other hand to consummate the Merger; provided, however, that, solely in the case of the foregoing clause (i), a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Material Contracts” has the meaning set forth in Section 4.14(a). “Material Contracts” shall not include any Contracts that are also Plans.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Intended Tax Treatment” has the meaning specified in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 5.8(b).

“Minimum Ownership Threshold” has the meaning set forth in Section 3.6(b).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Non-U.S. Plans” has the meaning set forth in Section 4.20(j).

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the Registration Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 10.1(a).

“Parent” has the meaning set forth in the preamble.

“Parent Articles” means the Amended and Restated Memorandum and Articles of Association of Parent, adopted by special resolution dated December 16, 2025 and effective on December 16, 2025, as amended.

“Parent Board Recommendation” has the meaning set forth in Section 5.12(a).

“Parent Bylaws” has the meaning set forth in the recitals to this Agreement.

“Parent Certificate of Incorporation” has the meaning set forth in the recitals to this Agreement.

“Parent Class A Common Share” means from and following the Domestication, a share of Class A common stock, par value $0.00001 per share, of Parent.

“Parent Class B Common Share” means from and following the Domestication, a share of Class B common stock, par value $0.00001 per share, of Parent.

“Parent Closing Cash” means: (a) the amount of cash available in the Trust Account immediately prior to the Effective Time after deducting the amount required to satisfy the Parent Redemption Amount; plus (b) the amount of any PIPE Financing (as such amounts are finally delivered to Parent at or prior to the Closing by investors in the PIPE Financing); plus (c) the proceeds of any other equity investments or any debt financing facilities that are or will be received by Parent (or the Company) prior to or substantially concurrently with the Closing; minus (d) the accrued but unpaid Parent Transaction Expenses as of the Closing Date.

“Parent Common Shares” means (a) prior to the Domestication, the Parent Ordinary Shares, and (b) from and following the Domestication, the Parent Class A Common Shares and the Parent Class B Common Shares.

“Parent Transaction Expenses” means all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, the performance and compliance with this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, including any and all (i) filing fees payable by Parent or any of its Subsidiaries to any Authority in connection with the transactions contemplated hereby and thereby, (ii) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Parent and (iii) deferred IPO fees and Deferred Underwriting Commissions.

“Parent Equity Incentive Plan” has the meaning set forth in Section 8.6.

“Parent Financial Statements” means all of the financial statements of Parent included in the Parent SEC Documents and any amendments to such financial statements.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 5.1 (Corporate Existence and Power), Section 5.3 (Corporate Authorization), Section 5.4 (Governmental Authorization), Section 5.5 (Non-Contravention), Section 5.6 (Finders’ Fees), Section 5.7 (Issuance of Shares), and Section 5.8 (Capitalization).

“Parent Ordinary Shares” means prior to the Domestication, the ordinary shares, par value $0.0001 per share, of Parent.

“Parent Parties” has the meaning set forth in ARTICLE V.

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Redemption Amount” has the meaning set forth in Section 6.6.

“Parent Right” means a right to receive 1/10 of a Parent Ordinary Share at the closing of Parent’s initial business combination that was included in the Parent Units sold in the IPO and in a private placement at the time of the consummation of the IPO.

“Parent Rights Agreement” means the Rights Agreement, dated as of December 16, 2025, between Parent and Continental Stock Transfer & Trust Company, as rights agent.

“Parent SEC Documents” has the meaning set forth in Section 5.13(a).

“Parent Shareholder Approval” means the requisite approval under the Parent Articles, the Cayman Companies Act or any other applicable Law, by holders of Parent Common Shares of this Agreement, the Merger and the Domestication.

“Parent Shareholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Parent Unit” means each unit of Parent consisting of one Parent Ordinary Share and one Parent Right, which units were sold in the IPO and in a private placement at the time of the consummation of the IPO.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Permit” means each license, franchise, permit, order, approval, consent or other similar authorization required to be obtained and maintained by the Company under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts (i) that are not delinquent, and (ii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) liens for Taxes (i) not yet due and delinquent or (ii) which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Company Financial Statements in accordance with U.S. GAAP); (d) the Liens set forth on Schedule 1.1(e); and (e) non-exclusive licenses to Intellectual Property entered into in the ordinary course of business.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust, Authority or other entity or organization of any other kind.

“Personal Information” means any data or information that relates to, describes, is capable of being associated with, or could reasonably be linked to, directly or indirectly, an identified or identifiable natural person or device, and that constitutes personal data, personal health information, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Laws.

“Per Convertible Note Merger Consideration” has the meaning set forth in Section 3.2(c).“PIPE Financing” has the meaning set forth in Section 6.9.

“Per Preferred Share Merger Consideration” has the meaning set forth in Section 3.1(b).

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by a member of the Company Group, or under which a member of the Company Group has any current or potential liability, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Authority.

“Plan of Reorganization” has the meaning set forth in the recitals to this Agreement.

“Privacy Obligations” has the meaning set forth in Section 4.17(m).

“Privacy Policies” has the meaning set forth in Section 4.17(m).

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure, dissemination, or otherwise making available, alignment or combination, restriction, securing, erasure, or destruction.

“Prospectus” means the final IPO prospectus of Parent, dated December 16, 2025.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) or substantially similar licensing and distribution models, including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered Exclusively Licensed IP” means any and all Company Exclusively Licensed IP that is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registered Owned IP” means any and all Intellectual Property constituting Company Owned IP, that in each instance is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registration Rights Agreement” means the amended and restated registration rights agreement, in substantially the form attached hereto as Exhibit F, which shall be effective as of the Closing.

“Registration Statement” has the meaning set forth in Section 6.5(a).

“Representatives” of a Person means the officers, directors, Affiliates, members, partners, managers, attorneys, accountants, consultants, employees, representatives and agents of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Earnout Milestone” has the meaning set forth in Section 3.7(a)(i)(B).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all (a) computer software, firmware, middleware, operating systems, applications, computer programs (including any and all algorithms, heuristics, models and methodologies, whether in source code, object code, human readable form or other form), (b) databases and compilations (including any and all data and collections of data), whether machine readable or otherwise, (c) descriptions, flow charts and other documentation used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (d) AI/ML, (e) all versions, updates, corrections, enhancements and modifications of any of the foregoing, and (f) all related specifications, documentation, developer notes, instructions, comments, annotations, user manuals, and other training documentation relating to any of the foregoing.

“Sponsor” means IRHO SPAC Sponsor LLC, a Cayman Islands limited liability company.

“Sponsor Shares” means 5,750,000 of the Parent Common Shares held by the Sponsor.

“Standard Contracts” means any of the following: (a) licenses for Publicly Available Software or non-exclusive end user in-licenses of commercially available, “off-the-shelf” or “shrink wrap” Software for fees of less than $250,000 annually, (b) non-exclusive licenses of Company IP implied by and ancillary to customer, distributor or channel partner Contracts on Company’s standard forms made available to Parent with no material exclusions or deviations, (c) agreements with the Company’s consultants or contractors on Company’s standard forms made available to Parent with no material exclusions or deviations, (d) invention assignment agreements with the Company’s employees on Company’s standard forms made available to Parent with no material exclusions or deviations, (e) non-exclusive licenses that are not material to the applicable business and merely incidental to the transactions contemplated in such agreement, the commercial purpose of which is primarily for something other than such license (such as (i) sales or marketing or similar contract that includes a non-exclusive license to use the trademarks of the Company for purposes of promoting the Company, (ii) vendor contracts under which Company Owned IP is licensed to a vendor of the Company for the benefit of the Company, or (iii) non-exclusive licenses to Intellectual Property granted by a third party for the purpose of allowing the Company Group to provide services to such third party), and (f) customary non-disclosure agreements entered into in the ordinary course of business consistent with past practices.

“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by a member of the Company Group and other tangible property.

“Tax Return” means any return, information return, declaration, claim for refund of Taxes, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means (a) any U.S. federal, state or local or non-U.S. taxes imposed by any Taxing Authority including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, escheat, personal property, intangible property, occupancy, recording, minimum, alternative minimum, and other taxes (including any governmental charge, fee, levy, or custom duty imposed by an Authority that is the nature of a tax), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the IRS and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Terminating Company Breach” has the meaning specified in Section 10.2(a).

“Terminating Parent Breach” has the meaning specified in Section 10.2(b).

“Third Earnout Milestone” has the meaning set forth in Section 3.7(a)(i)(B).

Top Customer” has the meaning specified in Section 4.32(a).

“Top Supplier” has the meaning specified in Section 4.32(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trading Day” means (a) for so long as the Parent Common Shares are listed or admitted for trading on Nasdaq or any other national securities exchange, days on which such securities exchange is open for business; or (b) if the Parent Common Shares are not listed or admitted to trading on any national securities exchange, days on which the Parent Common Shares are traded regular way in the over-the- counter market and for which a closing bid and a closing asked price for the Parent Common Shares are available.

“Transaction Litigation” has the meaning set forth in Section 8.1(c).

“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

“Trust Account” has the meaning set forth in Section 5.9.

“Trust Agreement” has the meaning set forth in Section 5.9.

“Trustee” has the meaning set forth in Section 5.9.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Parent.

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(e) Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Nothing in the disclosure schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the disclosure schedules do not purport to be complete and are qualified in their entirety by the written document itself. The disclosures schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g) To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Parent or its Representatives, if such Contract, document, certificate or instrument shall have been posted not later than two days prior to the date of this Agreement to the “MNPI Data Room” electronic data room maintained on behalf of the Company for the benefit of the Parent and its Representatives and the Parent and its Representatives have been given access to the electronic folders containing such information.

ARTICLE II
THE DOMESTICATION AND THE MERGER

2.1 Domestication.

(a) Subject to receipt of the Parent Shareholder Approval, at least one Business Day prior to the date of the Effective Time, Parent shall cause the Domestication to become effective, including by (a) filing with the Secretary of State of the State of Delaware a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to Parent and the Company (the “Certificate of Domestication”), together with the Parent Certificate of Incorporation, in each case, in accordance with the provisions thereof and Section 388 of the DGCL, and (b) completing and making and procuring all those filings required to be made with the Registrar of Companies in the Cayman Islands (the “Cayman Registrar”) under the Cayman Companies Act in connection with the Domestication.

(b) In accordance with applicable Law, the Certificate of Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of Parent: (i) each then issued and outstanding Parent Ordinary Share shall convert automatically into one Parent Class A Common Share; (ii) each then issued and outstanding Parent Right shall convert automatically into a right to receive 1/10 Parent Class A Common Share at the Closing, pursuant to the Parent Rights Agreement; and (iii) each then issued and outstanding Parent Unit shall separate and convert automatically into one Parent Class A Common Share and a right to receive 1/10 s Parent Class A Common Share at the Closing.

2.2 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent and shall change its name to a name to be mutually agreed by the parties prior to the Closing, and Parent shall change its name to “ELECTRA AI, Inc.”.

2.3 Merger Effective Time. Subject to the provisions of this Agreement, at the Closing, which shall be at least one Business Day after the consummation of the Domestication, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger, in form and substance reasonably acceptable to Company and Parent, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 U.S. Tax Treatment.

(a) For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax Law that follows US. federal income Tax Law), each of the parties intends that (a) the Domestication qualify for the Domestication Intended Tax Treatment, (b) the Merger qualify for the Merger Intended Tax Treatment. The parties to this Agreement hereby (i) adopt this Agreement as a Plan of Reorganization with respect to each of the Domestication and the Merger, (ii) agree to file and retain such information as shall be required under Treasury Regulations Section 1.368-3, and (iii) agree to file all Tax Returns on a basis consistent with the Intended Tax Treatment and not otherwise to take any position or action inconsistent with the Intended Tax Treatment unless required as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or otherwise required by an Authority. None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has knowingly taken or will knowingly take any action (or knowingly fail to take any action), if such fact, circumstance or action (or failure to act) would be reasonably expected to prevent or impede the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment, and each of the parties shall use its reasonable best efforts to cause the Domestication to qualify for the Domestication Intended Tax Treatment and the Merger to qualify for the Merger Intended Tax Treatment. Each of the parties acknowledges and agrees that each has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement.

(b) The parties intend for any issuance of Earnout Shares to the Company Earnout Holders pursuant to this Agreement (excluding any issuance that is properly treated as compensation for applicable Tax purposes, and excluding any amounts properly characterized as interest for applicable tax purposes), including any issuance of Earnout Shares made upon the occurrence of a Change of Control pursuant to Section 3.7(c), to be treated as an adjustment to the Aggregate Merger Consideration by the parties that is eligible for treatment as qualifying property that may be received without the recognition of gain in connection with the Merger for U.S. federal income Tax purposes, and the parties agree to prepare and file all Tax Returns consistent with such treatment and not otherwise take any position or action inconsistent with such treatment unless required as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or otherwise required by an Authority. Any such issuance of Earnout Shares is intended to comply with, and (without modifying any of the other express terms hereof) shall be effected in accordance with, Rev. Proc. 84-42, 1984-1 C.B. 521.

(c) Parent and the Company shall promptly notify the other party in writing if, before the Closing Date, either such party knows or has reason to believe that the Domestication may not qualify for the Domestication Intended Tax Treatment or that the Merger may not qualify for the Merger Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification, which amendments shall be made if the Company reasonably determines on the advice of its counsel that such amendments would be reasonably expected to result in the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment and would not be commercially impracticable).

(d) In the event the SEC requests or requires a tax opinion regarding the (i) Domestication Intended Tax Treatment, Parent will use its commercially reasonable efforts to cause Loeb & Loeb LLP to deliver such tax opinion to Parent, or (ii) the Merger Intended Tax Treatment, the Company shall use its commercially reasonable efforts to cause Latham & Watkins LLP to deliver such tax opinion to the Company. Each party shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Merger Intended Tax Treatment and Latham & Watkins LLP shall not be required to provide any opinion to any party regarding the Domestication Intended Tax Treatment. Notwithstanding anything to the contrary in this Agreement, advisors to neither Parent nor the Company will be required to provide any tax opinion as a condition precedent to the transactions contemplated by this Agreement.

2.6 Company Charter; Company Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall, in accordance with the terms thereof and the DGCL, be amended and restated in its entirety as set forth in an exhibit to the Certificate of Merger, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended in accordance with the terms thereof and the DGCL.

(b) The Company Bylaws as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that the name of the Surviving Corporation shall be the name mutually agreed by the parties prior to the Closing until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation and applicable Law.

2.7 Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE X, the closing of the Merger (the “Closing”) shall take place virtually on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and location as Parent and Company agree in writing. The parties may participate in the Closing via the exchange of signature pages via email or other electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. For the avoidance of doubt, the Closing and the Effective Time shall occur after the completion of the Domestication.

2.8 Directors and Officers of Surviving Corporation.

(a) At the Effective Time, the initial directors of the Surviving Corporation shall consist of the same persons serving on Parent’s Board of Directors in accordance with Section 2.9, and such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(b) At the Effective Time, the officers of the Company identified on Schedule 2.9 shall become the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.9 Directors and Officers of Parent. At the Effective Time, Parent’s Board of Directors will consist of seven directors. The Company shall have the right to designate five directors and the remaining two directors shall be jointly designated by the Company and the Sponsor. At least a majority of the Board of Directors shall qualify as independent directors under Nasdaq or Alternate Exchange rules, as applicable. The individuals identified on Schedule 2.9 shall be the officers of Parent as of immediately after the Effective Time, with such individuals holding the titles set forth opposite their names until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.10 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.11 No Further Ownership Rights in Company Capital Stock. All consideration paid or payable in respect of shares of Company Capital Stock hereunder, or upon the exercise of the appraisal rights described in Section 3.3, shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Capital Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Capital Stock (each, a “Company Stock Certificate”) are presented to the Surviving Corporation, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in ARTICLE III.

ARTICLE III
EFFECT OF THE MERGER

3.1 Effect of the Merger on Company Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of them:

(a) Cancellation of Certain Shares of Company Capital Stock. Each share of Company Capital Stock, if any, that is owned by Parent or Merger Sub (or any other Subsidiary of Parent) or the Company (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor. Each share of Company Capital Stock, if any, held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(b) Conversion of Shares of Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Preferred Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall, in accordance with the Company Charter, be converted into the right to receive a number of Parent Common Shares equal to: (a) (i) the Conversion Ratio multiplied by (ii) the number of shares of Company Common Stock issuable upon conversion of such share of Company Preferred Stock as of immediately prior to the Effective Time plus (b) a number of Earnout Shares equal to the Earnout Pro Rata Share in accordance with, and subject to the contingencies, set forth in Section 3.7 (the “Per Preferred Share Merger Consideration”).

(c) Conversion of Shares of Company Common Stock.

(i) Each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Class A Common Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall be converted into the right to receive: (i) a number of Parent Class A Common Shares equal to the Conversion Ratio plus (ii) a number of Earnout Shares in the form of Parent Class A Common Shares equal to the Earnout Pro Rata Share in accordance with, and subject to the contingencies, set forth in Section 3.7.

(ii) Each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Class B Common Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall be converted into the right to receive: (i) a number of Parent Class B Common Shares equal to the Conversion Ratio plus (ii) a number of Earnout Shares in the form of Parent Class B Common Shares equal to the Earnout Pro Rata Share in accordance with, and subject to the contingencies, set forth in Section 3.7.

(d) Effect on Company Capital Stock. At the Effective Time, all shares of Company Capital Stock converted pursuant to Section 3.1(b) or Section 3.1(c) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Company Capital Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive a portion of the Aggregate Merger Consideration plus the contingent right to receive their applicable portion of Earnout Shares in accordance with their Earnout Pro Rata Share.

(e) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2 Treatment of Company Options and Company Convertible Notes

(a) Treatment of Options. Prior to the Closing, the Company’s Board of Directors (or, if appropriate, any committee thereof administering the Equity Incentive Plan) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Company Options (whether vested or unvested) as necessary to provide that, at the Effective Time, each Company Option shall be converted into (i) an option to acquire, subject to substantially the same terms and conditions as were applicable under such Company Option (including expiration date, vesting conditions, and exercise provisions), the number of Parent Class A Common Shares (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Class A Common Stock subject to such Company Option as of immediately prior to the Effective Time by the Conversion Ratio, at an exercise price per Parent Class A Common Share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Class A Common Stock of such Company Option divided by (B) the Conversion Ratio (a “Converted Stock Option”), and (ii) the right to receive a number of Earnout Shares in accordance with, and subject to the contingencies, set forth in Section 3.7; provided, however, that the exercise price and the number of Parent Class A Common Shares covered by each Converted Stock Option shall be determined in a manner consistent with the requirements of Sections 422 and 409A of the Code and the applicable regulations promulgated thereunder such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(b) Assumption of Converted Stock Options by Parent. At the Effective Time, Parent shall assume all obligations of the Company under the Equity Incentive Plan, each outstanding Converted Stock Option and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Converted Stock Options appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Stock Options shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by Section 3.2(a) and Section 3.2(b) after giving effect to the Merger).

(c) Treatment of Convertible Notes. Prior to the Closing, the Company’s Board of Directors shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Company Convertible Notes as necessary to provide that, at the Effective Time, each Company Convertible Note shall be converted into the right to receive a number of Parent Common Shares equal to (a) (i) the Conversion Ratio multiplied by (ii) the number of shares of Company Common Stock issuable upon conversion of such Company Convertible Note as of immediately prior to the Effective Time plus (b) the contingent right to receive their applicable portion of Earnout Shares in accordance with their Earnout Pro Rata Share (the “Per Convertible Note Merger Consideration”).

(d) Effect on Convertible Notes. At the Effective Time, all Company Convertible Notes converted pursuant to Section 3.2(c) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Company Convertible Notes shall thereafter cease to have any rights with respect to such securities, except the right to receive a portion of the Aggregate Merger Consideration and the contingent right to receive a number of Earnout Shares into which such Company Convertible Note shall have been converted in the Merger.

3.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock cancelled in accordance with Section 3.1(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive a portion of the Aggregate Merger Consideration and a number of Earnout Shares equal to the Earnout Pro Rata Share in accordance with, and subject to the contingencies, set forth in Section 3.7, to which such holder is entitled in accordance with Section 3.1(b), without interest thereon, upon transfer of such shares. The Company shall promptly provide Parent with written notice of any intent to dissent, demand for payment or any demands received by the Company for appraisal of shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.

3.4 Surrender and Payment.

(a) Exchange Fund. Prior to the Effective Time, Parent shall enter into an agreement (the “Exchange Agreement”) acceptable to the other parties hereto with Continental Stock Transfer & Trust Company (the “Exchange Agent”) for the purpose of exchanging Parent Common Shares for the Aggregate Merger Consideration. At or promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders, for exchange in accordance with the Exchange Agreement and this ARTICLE III, the number of Parent Common Shares sufficient to deliver the Aggregate Merger Consideration payable pursuant to this Agreement (such Parent Common Shares, the “Exchange Fund”). Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Aggregate Merger Consideration out of the Exchange Fund in accordance with the Closing Consideration Spreadsheet and the other applicable provisions contained in this Agreement and the Exchange Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two Business Days following the Effective Time (but in no event prior to the Effective Time), Parent shall cause the Exchange Agent to deliver to each Company Stockholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Company Stockholder’s shares of Company Capital Stock for such Company Stockholder’s applicable portion of the Aggregate Merger Consideration from the Exchange Fund, and which shall be in form and contain provisions which Parent may specify and which are reasonably acceptable to the Company (a “Letter of Transmittal”), and promptly following receipt of a Company Stockholder’s properly executed Letter of Transmittal, deliver such Company Stockholder’s applicable portion of the Aggregate Merger Consideration to such Company Stockholder.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Aggregate Merger Consideration that remains undistributed to the Company Stockholders for two years after the Effective Time shall be delivered to Parent, upon demand, and any Company Stockholders who have not theretofore complied with this Section 3.4 shall thereafter look only to Parent for their portion of the Aggregate Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

3.5 Consideration Spreadsheet.

(a) At least five Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Closing Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Effective Time:

(i) the name and address of record of each Company Stockholder and the number and class, type or series of shares of Company Capital Stock held by each, and in the case of shares of each series of Company Preferred Stock, the number of shares of Company Class A Common Stock into which such shares of Company Preferred Stock are convertible;

(ii) the names of record of each holder of Company Options, and the exercise price, number of shares of Company Class A Common Stock subject to each Company Options held by such holder (including, in the case of unvested Company Options, the vesting schedule, vesting commencement date, date fully vested);

(iii) the name and address of record of each holder of Company Convertible Notes and the number of shares of Company Class A Common Stock into which such Company Convertible Notes are convertible;

(iv) the number of Aggregate Fully Diluted Company Common Stock;

(v) the aggregate number of shares subject to Company Options;

(vi) the aggregate number of shares subject to Company Convertible Notes;

(vii) detailed calculations of each of the following (in each case, determined without regard to withholding):

(A) the Aggregate Merger Consideration;

(B) the Aggregate Exercise Price;

(C) the aggregate number of Parent Class B Common Shares included in the Aggregate Merger Consideration;

(D) the Conversion Ratio;

(E) the Per Preferred Share Merger Consideration for each series of Company Preferred Stock;

(F) the Per Convertible Note Merger Consideration;

(G) for each Company Earnout Holder, its Earnout Pro Rata Share;

(H) for each Converted Stock Option, the exercise price therefor and the number of Parent Common Shares subject to such Converted Stock Option; and

(I) the Earnout Denominator;

(viii) a calculation demonstrating that the Minimum Ownership Threshold has been satisfied, including the number of Aggregate Parent Fully Diluted Shares, the adjusted Base Purchase Price, and the resulting adjusted Conversion Ratio.

(b) The contents of the Closing Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent, but the Company shall, in all events, remain solely responsible for the contents of the Closing Consideration Spreadsheet. The parties agree that Parent shall be entitled to rely on the Closing Consideration Spreadsheet in making payments under ARTICLE III.

3.6 Adjustment.

(a) The shares comprising the Aggregate Merger Consideration and Conversion Ratio shall be adjusted to reflect appropriately the effect of any stock split, subdivision, reverse stock split, consolidation, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Shares occurring prior to the date the shares comprising the Aggregate Merger Consideration are issued.

(b) The Base Purchase Price shall be automatically adjusted upwards in increments of $10.00 until the Aggregate Merger Consideration represents at least 50.1% of the Aggregate Parent Fully Diluted Shares (the “Minimum Ownership Threshold”). Such adjustment shall be self-executing, shall not require any further action by any party, and shall be reflected in the Closing Consideration Spreadsheet delivered pursuant to Section 3.5.

3.7 Earnout.

(a) Issuance of Earnout Shares.

(i) From and after the Closing until the end of the Earnout Period, as additional consideration in the Merger in respect of the shares of Company Capital Stock, the Company Options and the Company Convertible Notes (and without the need for additional consideration from any holder thereof), the Company Earnout Holders shall be entitled to earn, in accordance with their respective Earnout Pro Rata Share, up to an aggregate amount of 15,000,000 additional Parent Common Shares (which, for the avoidance of doubt, shall be issued as Parent Class A Common Shares to Company Earnout Holders who hold exclusively Company Class A Common Stock, Company Preferred Stock, Company Options or Company Convertible Notes and as Parent Class B Common Shares to Company Earnout Holders who hold any shares of Company Class B Common Stock), in accordance with Sections 3.7(a)(i)(A), 3.7(a)(i)(B), and 3.7(a)(i)(C) (subject to any adjustment pursuant to Section 3.7(f), the “Earnout Shares”):

(A) Subject to the Earnout Cap, one-third of the Earnout Shares if, at any time during the Earnout Period, (1) over any 10 Trading Days within any 20 consecutive Trading Day period the VWAP of the Parent Common Shares is greater than or equal to $14.00 per share or (2) as reported in Parent’s Form 10-Q or Form 10-K the ARR is greater than or equal to $45 million (the “First Earnout Milestone”), whichever occurs earlier;

(B) Subject to the Earnout Cap, one-third of the Earnout Shares if, at any time during the Earnout Period, (1) over any 10 Trading Days within any 20 consecutive Trading Day period the VWAP of the Parent Common Shares is greater than or equal to $16.00 per share or (2) as reported in Parent’s Form 10-Q or Form 10-K the ARR is greater than or equal to $55 million (the “Second Earnout Milestone”), whichever occurs earlier; and

(C) Subject to the Earnout Cap, one-third of the Earnout Shares if, at any time during the Earnout Period, (1) over any 10 Trading Days within any 20 consecutive Trading Day period the VWAP of the Parent Common Shares is greater than or equal to $18.00 per share or (2) as reported in Parent’s Form 10-Q or Form 10-K the ARR is greater than or equal to $65 million (the “Third Earnout Milestone”), whichever occurs earlier; and

(ii) Parent shall deliver or cause to be delivered the applicable Earnout Shares to the Company Earnout Holders (subject to Section 3.7(b)(ii) in respect of holders of unvested Company Options) promptly (but in any event within 10 Business Days) following the date on which such Earnout Milestone is achieved.

(b) Earnout Cap; Service Requirements.

(i) For the avoidance of doubt, the Company Earnout Holders shall be entitled to earn Earnout Shares upon the occurrence of each Earnout Milestone (or a Change of Control as described below in Section 3.7(c), if applicable) during the Earnout Period; provided, however, that each Earnout Milestone (or a Change of Control as described below in Section 3.7(c), if applicable) shall only occur once, if at all, and in no event shall the Company Earnout Holders be entitled to earn more than 15,000,000 Earnout Shares in the aggregate (subject to adjustment as set forth in Section 3.7(e)) (the “Earnout Cap”).

(ii) Notwithstanding anything in this Agreement to the contrary, any Earnout Shares issuable under this Section 3.7 to a Company Earnout Holder in respect of each Company Option held by such Company Earnout Holder as of immediately prior to the Effective Time shall be earned by such Company Earnout Holder on the occurrence of the applicable Earnout Milestone, but only if such Company Earnout Holder continues to provide services (whether as an employee, director or individual independent contractor) to Parent or one of its Subsidiaries through such date. Notwithstanding the foregoing, any Earnout Shares that are not earned by a Company Earnout Holder in respect of its Company Options on or before the fifth anniversary of the Closing Date shall be forfeited without any consideration. Any Earnout Shares that are forfeited pursuant to this Section 3.7(b)(ii) shall be reallocated to the other Company Earnout Holders who remain entitled to receive Earnout Shares in accordance with their respective Earnout Pro Rata Shares.

(c) Change of Control Event. If at any time during the Earnout Period, there occurs any transaction resulting in a Change of Control, then, as of immediately prior to the consummation of such Change of Control, all the Earnout Shares not yet earned shall be earned by the Company Earnout Holders and shall be delivered to the Company Earnout Holders as of immediately prior to the Change of Control, and the Company Earnout Holders shall be eligible to participate in such Change of Control transaction with respect to such Earnout Shares.

(d) Evidence of Issuance of Earnout Shares. Parent shall take such actions as are reasonably requested by the Company Stockholders to evidence the issuances pursuant to this Section 3.7, including through the provision of an updated stock ledger showing such issuances (as certified by an officer of Parent responsible for maintaining such ledger or the applicable registrar or transfer agent of Parent).

(e) Adjustments to Earnout Shares. In the event Parent shall at any time on or prior to the fifth anniversary of the Closing Date, pay any dividend on Parent Common Shares by the issuance of additional Parent Common Shares, or effect a subdivision, recapitalization, split, or combination, exchange or consolidation of the outstanding Parent Common Shares (by reclassification or otherwise) into a greater or lesser number of Parent Common Shares, then in each such case, in respect of the Earnout Shares then remaining (i) the number of Earnout Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Parent Common Shares (including any other shares so reclassified as Parent Common Shares) outstanding immediately after such event and the denominator of which is the number of Parent Common Shares that were outstanding immediately prior to such event, and (ii) the dollar values set forth in Sections 3.7(a)(i)(A) and Section 3.7(a)(i)(B) above shall be appropriately adjusted to provide to the Company Earnout Holders the same economic effect as contemplated by this Agreement prior to such event.

(f) Assignment of Earnout Shares. In no event shall any right to receive Earnout Shares pursuant to this Section 3.7 be represented by any negotiable certificate of any kind, and in no event shall any Company Earnout Holder or its successor in interest take any step that would render such rights readily marketable.

3.8 No Fractional Shares. No fractional Parent Common Shares, or certificates or scrip representing fractional Parent Common Shares, will be issued upon the conversion of the Company Capital Stock pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. No Company Securityholder shall be entitled to receive any fraction of a Parent Common Share and the number of Parent Common Shares to be received by such Company Securityholder shall be rounded down to the nearest whole number.

3.9 Lost or Destroyed Certificates. Notwithstanding the foregoing, if any Company Stock Certificate, shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Parent, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Stock Certificate, the portion of the Aggregate Merger Consideration to be paid in respect of the shares of Company Capital Stock formerly represented by such Company Stock Certificate as contemplated under this ARTICLE III.

3.10 Withholding. Notwithstanding any other provision to this Agreement, Parent, Merger Sub, the Company and its Subsidiaries and the transfer agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Parent, Merger Sub, the Company or its Subsidiaries, or the transfer agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and paid to the applicable Authority. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding. To the extent any party hereto becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such party shall notify the other parties hereto at least 10 days prior to the date of the relevant payment, and the parties hereto shall reasonably cooperate to obtain any certificates or other documentation required in respect of such deduction or withholding obligation and to reduce or eliminate any applicable deduction or withholding.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent concurrently with the execution of this Agreement (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure letter relates (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced)), the Company hereby represents and warrants to Parent that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date).

4.1 Corporate Existence and Power. Each of the Company and its Subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of the jurisdiction of its incorporation (the Company and its Subsidiaries, collectively, the “Company Group”). Each member of the Company Group has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as presently conducted and as proposed to be conducted. Each member of the Company Group is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company Group. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the organizational documents of each member of the Company Group, in each case as amended to the date hereof. The organizational documents of each member of the Company Group are in full force and effect. No member of the Company Group is in violation of its organizational documents, except any such violations that would not have or reasonably be expected to have a Material Adverse Effect.

4.2 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Company Stockholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Ancillary Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to and in the best interests of the Company and the Company Stockholders; (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. Either (x) the affirmative vote of (A) Persons holding a majority (on an as-converted basis) of the voting power of the Company Stockholders; (B) Persons holding a majority of the outstanding shares of Company Series Seed Preferred Stock, voting as a separate class; (C) Persons holding a majority of the outstanding shares of Company Series A Preferred Stock, voting as a separate class; and (D) Persons holding a majority of the outstanding shares of Company Series B Preferred Stock, voting as a separate class, who are present in person or by proxy at such meeting and voting thereon or (y) the affirmative written consent, signed by the Company Stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action under clause (x) at a meeting at which all shares entitled to vote were present and voted, is required to, and shall be sufficient to, approve this Agreement and the transactions contemplated hereby (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote or consent of any of the holders of Company Capital Stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

4.3 Governmental Authorization. None of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and any SEC or Nasdaq approval required to consummate the transactions contemplated hereunder. Neither the Company’s annual net sales nor its total assets exceed the current threshold of $26.8 million under Section 18a(a)(2)(B)(ii) of the HSR Act.

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the Company Charter or the Company Bylaws or the organizational documents of any Subsidiary, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or to any of its respective properties, rights or assets, except as set forth in Section 4.4 of this Agreement, (c) except for the Contracts listed on Schedule 4.8 requiring Company Consents (but only as to the need to obtain such Company Consents), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or to a loss of any material benefit to which the Company Group is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the organizational documents of the Company Group, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing.

4.5 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 16,500,000 shares of Class A Common Stock, $0.00001 par value per share, 3,994,802 shares of Class B Common Stock, $0.00001 par value per share, and 8,374,367 shares of preferred stock, $0.00001 par value per share, of which 720,022 shares of Company Class A Common Stock, 3,994,802 shares of Company Class B Common Stock, 3,730,391 shares of Company Series Seed Preferred Stock, 2,321,980] shares of Company Series A Preferred Stock and 128,004 shares of Company Series B Preferred Stock are issued and outstanding. As of the date of this Agreement, there are 1,999,925 shares of Company Common Stock reserved for issuance under the Equity Incentive Plan, and options to purchase 938,456 shares of Company Common Stock are outstanding. Except as set forth on Schedule 4.5(a), no other shares of capital stock or other voting securities of the Company are authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the Company Charter and the Company Bylaws. No shares of Company Capital Stock are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, the Company Charter or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Company Capital Stock are owned of record by the Persons set forth on Schedule 4.5(a) in the amounts set forth opposite their respective names. Schedule 4.5(a) contains a true, correct and complete list of each Company Option outstanding as of the date of this Agreement, the holder thereof, the number of shares of Company Capital Stock issuable thereunder or otherwise subject thereto, the grant date thereof and the exercise price, if any, and expiration date thereof and whether such Company Option is intended to qualify as an “incentive stock option”.

(b) Except as set forth on Schedule 4.5(a), there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares of Company Capital Stock or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company (including pursuant to any provision of Law, the Company Charter or any Contract to which the Company is a party), (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable) or (vii) any stock appreciation, phantom stock or similar rights with respect to the Company.

(c) Each Company Option (i) was granted in compliance in all material respects with (A) all applicable Laws and (B) all of the terms and conditions of the Equity Incentive Plan pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of such share at the close of business on the date of such grant, (iii) has a grant date no earlier than the date on which the Board of Directors of the Company or compensation committee actually awarded such Company Option, (iv) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively, and (v) does not trigger any liability for the holder thereof under Section 409A of the Code.

4.6 Subsidiaries. Schedule 4.6 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of incorporation, formation or organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Except as set forth on Schedule 4.6, the Company does not own, directly or indirectly, any equity interest in any other Person. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered, fully paid and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable securities Laws and such Subsidiary’s organizational documents in force at the relevant time, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s organizational documents).

4.7 Corporate Records. All proceedings occurring since January 1, 2022 of the Board of Directors of the Company, including all committees thereof, and of the Company Stockholders, and all consents to actions taken thereby that are required by Law, the Company Charter or the Company Bylaws, are accurately reflected in the minutes and records contained in the corporate minute books of the Company and made available to Parent. The shareholder ledger of the Company is true, correct and complete.

4.8 Consents. The Contracts listed on Schedule 4.8 are the only Material Contracts requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.9 Financial Statements.

(a) The Company has delivered to Parent the unaudited consolidated balance sheets of the Company as of December 31, 2025 and December 31, 2024, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal years ended December 31, 2025 and December 31, 2024 (the “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies. The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Financial Statements were prepared from the Books and Records of the Company in all material respects. Since December 31, 2025 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b) The Company Group has no material liabilities, debts or obligations of the type that would be required to be set forth on a balance sheet prepared in accordance with GAAP, except for (i) liabilities arising in the ordinary course of business consistent with past practice since the Balance Sheet Date, (ii) to the extent specifically disclosed, reflected or fully reserved for on the Balance Sheet and (iii) liabilities specifically set forth on Schedule 4.9(b).

(c) Except as set forth on Schedule 4.9(c), the Company Group does not have any Indebtedness.

4.10 Internal Accounting Controls. The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, and the Company’s historical practices and to maintain asset accountability; and (c) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.11 Absence of Certain Changes. From the Balance Sheet Date until the date of this Agreement, (a) the Company has conducted its businesses in the ordinary course and in a manner consistent with past practices; (b) there has not been any Material Adverse Effect in respect of the Company; and (c) the Company has not taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 6.1 and Parent has not given consent.

4.12 Properties; Title to the Company Group’s Assets.

(a) All items of material Tangible Personal Property as set forth on Schedule 4.12 have no material defects, are in good operating condition and repair in all material respects and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained in all material respects and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the material Tangible Personal Property is located at the offices of the Company Group.

(b) The Company Group has good, valid and marketable title in and to, or in the case of the Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Balance Sheet. Except as set forth on Schedule 4.12, no such tangible asset is subject to any Lien other than Permitted Liens. The Company’s assets constitute all of the rights, properties, and assets of any kind or description whatsoever, including goodwill, necessary for the Company Group to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

4.13 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company Group, any of the officers or directors of the Company Group, the Business, any of the Company Group’s rights, properties or assets or any Contract before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Ancillary Agreement. There are no outstanding judgments against the Company Group or any of its rights, properties or assets. The Company Group or any of its rights, properties or assets is not, nor has been since January 1, 2023, subject to any Action by any Authority.

4.14 Contracts.

(a) Schedule 4.14(a) sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts as amended to date which are currently in effect (other than any Plans) (collectively, “Material Contracts”):

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $250,000 or more (other than Contracts entered into in the ordinary course of business consistent with past practices);

(ii) each Contract with any of the Top Customers or the Top Suppliers;

(iii) each Contract with any current employee of the Company Group (A) which has continuing obligations for payment of an annual compensation of at least $500,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) providing for severance or post-termination payments or benefits to such employee (other than COBRA obligations); or (C) providing for a payment or benefit upon the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or as a result of a change of control of the Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which the Company or any Subsidiary is a party;

(v) all Contracts relating to any acquisitions or dispositions of material assets by the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices);

(vi) all IP Contracts, separately identifying all such IP Contracts under which the Company is obligated to pay royalties thereunder and all such IP Contracts under which the Company is entitled to receive royalties thereunder, provided, however, that no Standard Contracts shall be required to be disclosed on Schedule 4.14(a)(vi), but shall constitute Material Contracts for purposes of this Agreement if they otherwise qualify;

(vii) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) materially prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business or (B) materially prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area;

(viii) all Contracts that (A) grant to any Person any preferred pricing, “most favored nation” or similar rights, (B) grant exclusivity to any Person in respect of any geographic location, any customer, or any product or service, (C) require the purchase of all or a given portion of the Company’s or any of its Subsidiary’s requirements for products or services from any Person, or any other similar provision, or (D) grant to any Person price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company Group in excess of $250,000 in any calendar year;

(ix) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar right to purchase or acquire exclusive rights or ownership with respect to any service, product or Intellectual Property of the Company Group or to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;

(x) all Contracts (other than Contracts entered into in the ordinary course of business consistent with past practices) providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group;

(xi) all Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or equity incentive documents, governing documents, Contracts relating to such Affiliate’s status as a Company Securityholder) between a member of the Company Group, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or shareholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or, to the knowledge of the Company, a member of the immediate family of the foregoing Persons, on the other hand;

(xii) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest and which involve payments to the lessor thereunder in excess of $200,000 per year;

(xiii) all Contracts relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company of any of its Subsidiaries (other than the organizational or constitutive documents of the Company or its Subsidiaries);

(xiv) all Contracts not cancellable by the Company Group with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of $250,000 per the terms of such contract;

(xv) all contracts and agreements with any Authority (other than purchase orders entered into in the ordinary course of business consistent with past practices) to which any member of the Company Group is a party;

(xvi) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness) in the aggregate that are valued at $500,000 or greater;

(xvii) all material Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;

(xviii) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Ancillary Agreement; and

(xix) any outstanding written commitment to enter into any Contract of the type described in clauses (i) through (xviii) of this Section 4.14(a).

(b) Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company Group and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company Group, taken as a whole (w) neither the Company Group nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (x) each member of the Company Group has performed in all respects all respective obligations required to be performed by them to date under each Material Contract, (y) no member of the Company Group has received any written claim or written notice of termination or breach of or default under any such Material Contract, and (z) no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Material Contract by a member of the Company Group or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). No member of the Company Group has assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) Each member of the Company Group is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Material Contracts establishing or evidencing any Indebtedness. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Material Contracts establishing or evidencing any Indebtedness.

4.15 Licenses and Permits. Schedule 4.15 sets forth a true, complete and correct list of each Permit held by a member of the Company Group that is required under applicable Law to permit the Company Group to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to carry out or conduct the Business, together with the name of the Authority issuing the same. Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Ancillary Agreement. The Company has all Permits necessary to operate the Business, and each of the Permits is in full force and effect. The Company is not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement) exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. The Company has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company involving any material Permit.

4.16 Compliance with Laws. Neither the Company nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company, is in violation in any material respect of, and, since January 1, 2023, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since January 1, 2023, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a material violation by the Company of, or material failure on the part of the Company to comply with, or any material liability suffered or incurred by the Company in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by the Company. Since January 1, 2023, the Company has not been threatened in writing or, to the Company’s Knowledge, orally to be charged with, or given written or, to the Company’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Authority.

4.17 Intellectual Property.

(a) (i) The Company or one of its Subsidiaries possesses and is the sole and exclusive owner of all right, title, and interest in and to each item of Company Owned IP, and owns or has a valid license to use all other Intellectual Property and IT Systems used or practiced (or held for use or practice) in or necessary for the conduct of the Businesses, in each case, free and clear of any Liens (except for Permitted Liens). (ii) The Company or one of its Subsidiaries has a valid right and license to use all Company Licensed IP. None of the foregoing (i) – (ii) will be adversely affected in any material respect by (nor will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated hereby.

(b) Schedule 4.17(b) sets forth a true, correct and complete list of all (i) Registered Owned IP; (ii) Domain Names constituting Company Owned IP; and (iii) all social media handles constituting Company Owned IP and material unregistered Marks, in each case, accurately specifying as to each of the foregoing, as applicable: (A) in the case of Registered Owned IP, the filing number, issuance or registration number, or other identifying details; (B) the owner and any other person other than the Company Group that has an ownership interest and the nature of such other person’s ownership interest; (C) the jurisdictions by or in which such Registered Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed; and (D) the status and expiration date and (E) any liens or security interests that apply.

(c) All Registered Owned IP is subsisting, and, to the Knowledge of the Company, valid enforceable. Each item of Registered Owned IP is and has been at all times prosecuted, recorded, filed, and maintained, as applicable, in compliance with applicable Law or the rules of the applicable registrar, and none of the Registered Owned IP has been cancelled, abandoned, rejected, repudiated or otherwise terminated other than in the ordinary course of business. No Registered Owned IP is or has been involved in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has been threatened in writing with respect thereto. In the past six years, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company Group contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered Owned IP. All registration, maintenance and renewal fees currently due in connection with any Registered Owned IP have been paid and all documents, recordations and certificates in connection therewith have been filed with the Authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company Group’s ownership or interests therein.

(d) (i) The use of the Company Owned IP, and the conduct of the Business (including the manufacturing, development, marketing, licensing, sale, use, or distribution of the Company’s products and services) have not, to the Knowledge of the Company, in the past three years infringed, misappropriated, or otherwise violated and do not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any Person. and no member of the Company Group has any current outstanding liability for any of the foregoing. (ii) There is no Action pending (and in the past six years, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against any member the Company Group) either (x) alleging any conflict with, infringement, misappropriation, unauthorized use, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property), or (y) challenging the use, ownership, validity or enforceability of any Company Owned IP, and in each case, no member of the Company Group knows of any valid basis therefor.

(e) (i) To the Knowledge of the Company, in the past six years no third Person has conflicted with, infringed, misappropriated, used without authorization, or otherwise violated any Company Owned IP. (ii) In the past six years the Company Group has not filed, served, or threatened a third Person in writing with any claims alleging any conflict with, infringement, misappropriation, use without authorization, or other violation of any Company IP. (iii) There are no Actions pending that involve a claim against a third Person by the Company Group alleging infringement, misappropriation, use without authorization, or other violation of Company IP. (iv) The Company Group is not subject to any Order that adversely restricts the use, transfer, registration or licensing of any Company IP by any member of the Company Group.

(f) Each past and present employee, agent, consultant, and contractor who is or who has contributed to or participated in the creation or development of any material Intellectual Property on behalf of any member of the Company Group or any predecessor in interest thereto has executed a valid and enforceable written form of proprietary information and/or inventions agreement or similar written Contract with the Company Group under which such Person has validly and presently assigned all right, title and interest in and to such Intellectual Property to the Company (or such predecessor in interest, as applicable) (or all such rights, title and interest have vested or will vest in the Company or one of its Subsidiaries by operation of Law).

(g) Each past and present employee, agent, consultant, and contractor having access to Trade Secrets or other confidential or non-public information of the Company Group have entered into agreements with the Company Group under which such Person is obligated to maintain the confidentiality of the Company Group’s confidential information and other Trade Secrets. To the Knowledge of the Company, no party thereto is in default or breach of such confidentiality obligations.

(h) No government funding or facility of a university, college, other educational institution or research center was used in the development of any item of material Registered Owned IP that adversely affects the Company Group’s rights in such Intellectual Property. The Company is not part of any standards group which would require sharing Registered Owned IP with members of the standards group.

(i) None of the execution, delivery or performance by the Company of this Agreement or any of the Ancillary Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Company Owned IP, or any material item of Company Licensed IP immediately prior to the Closing, to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company Group in order to use or exploit any other such Intellectual Property to the same extent as the Company Group was permitted immediately before the Closing.

(j) (i) Except with respect to the agreements listed on Schedule 4.14(a)(vi), the Company Group is not obligated under any material Contract to make any material payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(k) The Company Group has taken all necessary and otherwise reasonable steps necessary to maintain, protect and enforce the secrecy, confidentiality and value of all Trade Secrets held by them or otherwise used in the Business (including all source code for Company Software and all proprietary AI/ML), in each instance that are at least consistent with efforts undertaken by third Persons in the industry within which the Business is a part. No such Trade Secret has been disclosed by the Company Group to any third Person other than pursuant to the terms of a valid, written confidentiality agreement with such Person that (i) obligates such Person to maintain the confidentiality thereof, (ii) imposes perpetual confidentiality obligations with respect to trade secrets, and (iii) is in full force and effect, to the Knowledge of the Company, not breached, and legally enforceable by the Company Group.

(l) No Company Owned IP is subject to any technology or source code escrow arrangement or obligation. No person other than the Company Group (and its employees and contractors bound by reasonable confidentiality obligations and who have a need to know) has been granted by the Company Group an actual or contingent right to access or possess (including pursuant to escrow), a copy in any form of the source code of the Company Software, or will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement. The Company Group is in actual possession and control of the source code of any Company Software and all related documentation and materials.

(m) In the past three years, the Company Group has complied in all material respects with all (i) applicable Data Protection Laws, (ii) Contracts to which the Company is a party regarding the Processing, privacy, security, and confidentiality of Personal Information; and (iii) policies and notices regarding the Processing of Personal Information established by the Company Group regarding the operation of the business as currently conducted (the “Privacy Policies” and, collectively (i)-(iii) the “Privacy Obligations”) that are made available to all visitors to the Sites. For purposes of this subsection (m), “Sites” shall mean, any websites or applications made available by the Company Group to the general public. The Privacy Policies accurately describe the Company Group’s collection, disclosure and use of Personal Information in all material respects, and materially comply with all applicable Data Protection Laws. In the past three years, none of the marketing materials and/or advertisements provided by the Company Group have been in material violation of applicable Data Protection Laws.

(n) In the past three years, there have been no written complaints, audits, proceedings, investigations, or claims pending or that have been made against the Company Group by any Authority, or by any Person, in respect of Processing of Personal Information by the Company Group or relating to Security Incidents. The Company Group (i) has implemented commercially reasonable physical, technical, organizational and administrative security measures and policies designed to protect the confidentiality, integrity and availability of all Personal Information Processed or maintained by the Company Group and confidential information, including from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse, and (ii) except as would not be material to the Company Group, requires by written contract all third party providers who Process Personal Information on the Company Group’s behalf to implement commercially reasonable security and adequate policies consistent with applicable Data Protection Laws. In the past three years, the Company Group has not experienced any unauthorized access, use, disclosure or modification of Personal Information maintained by the Company Group (a “Security Incident”). To the Knowledge of the Company, in the past three years, no service provider (in the course of providing services for or on behalf of the Company Group) has suffered any material Security Incident relating to its Processing of Personal Information on the Company Group’s behalf, and each such service provider is in compliance with the terms of its Contracts with the Company Group in all material respects.

(o) The execution, delivery and performance of this Agreement, including the transfer of any material Personal Information and the consummation of the transactions contemplated hereby materially comply with all Data Protection Laws. Except as would not be material to the Company Group, the Company Group has all necessary authority and lawful basis, and has at all times made all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors and other applicable Persons required by all Data Protection Laws.

(p) The Company Information Systems and Company Software and all Software that is used by the Company Group, to the Knowledge of the Company, are free of all viruses, worms, keylogger software, “time bombs,” “back doors,” “trap doors,” Trojan horses and other material known contaminants and does not contain any bugs, errors, faults, malicious code, disabling devices, or problems of a material nature that would disrupt its operation or have an adverse impact the functionality of or permit unauthorized access or to disable or otherwise harm any computer, Software or other IT Systems. None of the Company Software is subject to any Copyleft Licenses. The Company Group is in material compliance with all Publicly Available Software license terms applicable to any Publicly Available Software licensed to or used by the Company Group. The Company Group has used commercially reasonable efforts to maintain the confidentiality of the source code and confidential system documentation relating to all Company Software, including proprietary AI/ML.

(q) The Company Information Systems constitute all IT Systems used in or necessary for the operation of the business of the Company Group. The Company Group has implemented and maintained (or, where applicable, has required its vendors to maintain) in material compliance with the Company’s internal standards as well as its contractual obligations to other Persons (including any applicable warranties or other user instructions from vendors), commercially reasonable security, and adequate policies and procedures regarding the performance, security, confidentiality, availability, and integrity of the Company Information Systems from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse. To the Knowledge of the Company, there has been no material breach, intrusion, unauthorized access to or use of the Company Information Systems or other security incident that has impacted the integrity or availability of the Company Information Systems, nor has there been any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the Business, in each case, in the past three years. The Company Information Systems and Company Software (i) are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business and perform in all material conformance with their documentation and functional specifications, (ii) operate and perform in all material respects as currently required to conduct and operate the Business; (iii) are free from any material software defect. Aside from the outages described in Schedule 4.17(q), there are currently no known and unresolved malfunctions, misconfigurations, vulnerabilities, or failures with respect to any Company Information System that has had a material effect on the operations of the Company Group. The Company Group has implemented commercially reasonable backup, anti-virus, malware protection, server patch, intrusion detection, and disaster recovery technology, policies and procedures and all other security and incident detection and response measures (including access control protocols and capabilities for proprietary AI/ML).

(r) The Company Group maintains industry standard access control protocols and capabilities that secure access to the Company AI Products and the Data used to train, teach, or improve any Company AI Product and there has been, to the Knowledge of the Company, (A) no unauthorized access to the Company Software used in a Company AI Product, or to the Data used to train, teach, or improve any Company AI Product; (B) no unauthorized access to the IT Systems used in the development, improvement or operation of Company AI Products; and (C) no use of the Company AI Product by a third party to engage in unlawful activity. The Company AI Products and, to the Knowledge of the Company, other AI/ML used (or held for use) by the Company Group do not permit or cause unauthorized access to, or disruption, impairment, modification, recordation, misuse, transmission, disablement or destruction of any Software, Data, systems or other materials.

(s) The Company Group maintains a technical description of any neural networks used in or with any Company AI Products that is a sufficiently detailed so that the neural network can be modified, debugged and improved from time to time by programmers skilled in the development of AI/ML. For each Company AI Product that is used to make (or facilitate the making of) decisions, the Company Group have materially complied with all the Laws applicable to the Company AI Product.

(t) The Company Group is in material compliance with industry standards policies and procedures relating to the ethical or responsible use of AI/ML. There has been (1) no material non-compliance alleged in writing against the Company Group with any such policies or and procedures challenging the Company Group’s ethical use of AI/ML; (2) no material failure alleged in writing against the Company Group of a Company AI Product failing to satisfy the ethical or responsible use requirements or guidelines specified in any such policies or procedures; (3) no written complaint, claim, proceeding or litigation against the Company Group alleging that training data used in the development, training, improvement or testing of any Company AI Product was falsified, biased, untrustworthy or manipulated in an unethical or unscientific way; and to the Knowledge of the Company, no report, finding or impact assessment of any internal or external auditor, technology review committee, independent technology consultant, whistle-blower, transparency or privacy advocate, labor union, journalist or academic that makes any such allegation; and (4) no written request to the Company Group from regulators or legislators concerning any Company AI Product or its proprietary AI/ML.

(u) The Company Group has complied with all license terms applicable to all third-party Data used by the Company Group to train, teach or improve any AI/ML that is owned by the Company Group.

4.18 Employees; Employment Matters.

(a) The Company has made available to Parent or its counsel a true, correct and complete list of each person currently employed by the Company Group and each such person’s principal location of employment, employer, hire date, status as exempt or non-exempt from overtime Laws, base or hourly wage or other compensation rate (as applicable), commission, bonus or other incentive opportunity, leave status and accrued vacation and paid-time-off as of the date such schedule was made available (which date shall be within 10 days of the date of this Agreement).

(b) The Company has made available to Parent or its counsel a true, correct and complete list of each person currently engaged by the Company Group as a consultant or an independent contractor, such person’s principal location of engagement, date of retention, and the compensation arrangement for the person as of the date such schedule was made available (which date shall be within 10 days of the date of this Agreement). The Company Group has properly classified all service providers as either self-employed, employees or independent contractors and as exempt or non-exempt for all purposes in all material respects and has made all necessary filings in connection with services provided by, and compensation paid to, such service providers in all material respects.

(c) The Company Group is not a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union or other labor organization. No employees of the Company Group or any of its Subsidiaries are represented by any labor union or other labor organization, and, since January 1, 2023, to the Knowledge of the Company, there has been no activities or proceeding by a labor union or other labor organization seeking to organize any employees of the Company Group and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened in writing against the Company Group, and, since January 1, 2023, the Company Group has not experienced any strike, material slowdown, material work stoppage or lockout, grievance or labor dispute or similar activity in respect of the business of the Company Group that may, individually or in the aggregate, interfere in any material respect with the respective business activities of the Company.

(d) There are no pending or, to the Knowledge of the Company, threatened in writing material Actions against the Company Group (including, without limitation, any such Actions under any worker’s compensation policy or long-term disability policy) by any of its current or former employees, independent contractors or job applicants. There is no material unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened in writing before any applicable Authority relating to employees of the Company Group. Since January 1, 2023, the Company Group has been in compliance in all material respects with notice and other requirements under the Workers’ Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation relating to plant closings and layoffs (collectively, the “WARN Act”). There is no ongoing location closing, employee layoff, or relocation activities that would trigger notice or any other requirements under the WARN Act.

(e) The Company Group is, and since January 1, 2023 has been, in compliance in all material respects with all applicable Laws relating to employment, including all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, discrimination, harassment (including, but not limited to sexual harassment), retaliation, immigration, verification of identity and employment authorization of individuals employed in the United States, employee leave, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, whistleblower rights, child labor, classification of employees and independent contractors, meal and rest breaks, reimbursement of business expenses, and the collection and payment of withholding or social security Taxes.

(f) Schedule 4.18(f) discloses each individual who is employed by the Company pursuant to a visa and the expiration date of such visa.

(g) To the Knowledge of the Company, no Key Employee is a party to or bound by any enforceable confidentiality agreement, non-competition agreement or other restrictive covenant (with any Person) that materially interferes with: (i) the performance by such Key Employee of his or her duties or responsibilities as an officer or employee of the Company Group or (ii) the Company Group’s business or operations. No Key Employee has given notice (written or oral) of his or her definite intent to terminate his or her employment with the Company Group, nor has the Company Group provided notice (written or oral) of the termination of the employment of any of the foregoing.

(h) Since January 1, 2023, the Company Group has not received written notice of any material claim or litigation relating to an allegation of discrimination, retaliation, harassment (including sexual harassment), or sexual misconduct; nor is there any outstanding obligation for the Company Group under any settlement relating to such matters and to the Knowledge of the Company, no such claim or litigation has been threatened in writing.

(i) As of the date hereof and since January 1, 2023, there have been no material audits of the Company Group by any Authority, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company Group, nor have there been any related charges, fines, or penalties, and the Company Group has been in compliance in all material respects with OSHA.

(j) All employees of the Company Group are legally authorized to work in the location in which they work, and the Company Group maintains accurate records concerning all I-9 filings for employees working in the United States.

4.19 Withholding. Except as disclosed on Schedule 4.19, all reasonably anticipated obligations of the Company Group with respect to employees of the Company Group (except for those related to wages during the pay period immediately prior to the Closing Date, arising in connection with the consummation of the transactions contemplated hereby or arising in the ordinary course of business consistent with past practices), whether arising by operation of Law, or by contract, for salaries, bonuses and vacation pay/paid time off to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company or accrued on the Company Financial Statements prior to the Closing Date.

4.20 Employee Benefits.

(a) Schedule 4.20(a) sets forth a correct and complete list of all material Plans. With respect to each Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) a written description of such Plan if such Plan is not set forth in a written document; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or advisory letter received by the Company from the IRS regarding the tax-qualified status of such Plan; (vi) the most recent written results of all required compliance testing since January 1, 2023; and (vii) all material correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Authority received in the last three years with respect to any Plan.

(b) No Plan is or has at any time been (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of the Code or ERISA), (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (v) a “funded welfare plan” within the meaning of Section 419 of the Code or (iv) sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider. Neither the Company nor any ERISA Affiliate has ever maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any multiemployer plan or has withdrawn at any time since January 1, 2023 from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied.

(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the IRS that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Plan that could reasonably be expected to cause the loss of such qualification or exemption.

(d) There are no pending or, to the Knowledge of the Company, threatened material Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(e) Each Plan has been established, administered, maintained and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor, to the Knowledge of the Company, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.

(f) None of the Plans provide retiree or post-employment health, disability, life insurance or other welfare benefits and no member of the Company Group has any obligation to provide such benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law. There has been no material violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan to which such continuation coverage requirements apply.

(g) Except as set forth on Schedule 4.20(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in all respects in documentary compliance with, and has been administered in all respects in compliance with, Section 409A of the Code.

(i) Each Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act.

(j) All Plans subject to the laws of any jurisdiction outside of the United States (“Non-U.S. Plans”) are listed on Schedule 4.20(j). All Non-U.S. Plans comply in all material respects with applicable local Law, and all such plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and if they are intended to qualify for special tax treatment, meet all requirements for such treatment. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened material litigation relating to any Non-U.S. Plan.

4.21 Real Property.

(a) Except as set forth on Schedule 4.21, the Company Group does not own nor has it ever owned, or otherwise have an interest in, any Real Property, including under any Real Property Lease. The Leases are the only Contracts pursuant to which the Company leases, subleases or uses any Real Property or right in any Real Property. The Company Group has provided to Parent and Merger Sub accurate and complete copies of all Leases. The Company Group has good, valid and subsisting title to its respective leasehold estates in all the Real Property it Leases, which Real Property consists of the research, manufacturing, and office facilities described on Schedule 4.21, free and clear of all Liens. The Company Group has not materially breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance.

(b) With respect to each Lease: (i) it is valid, binding and enforceable in accordance with its terms and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company Group has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company Group’s obligations thereunder has been granted by the lessor; (v) the Company Group has performed all material obligations imposed on it under such Lease and there exist no default or event of default thereunder by the Company Group or, to the Company’s Knowledge, by any other party thereto; (vi) there exists, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by the Company Group thereunder or by the counterparty thereunder; (vii) to the Company’s Knowledge, there are no outstanding claims of breach or indemnification or notice of default or termination thereunder; and (viii) the Company Group has not exercised early termination options, if any, under any such Lease. The Company Group holds the leasehold estate established under the Leases free and clear of all Liens, except for Liens of mortgagees made by the owners of the Real Property on which such leasehold estate is located or other Permitted Liens. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such leased Real Property. The Company Group is in physical possession and actual and exclusive occupation of the whole of the leased Real Property subject to such Leases, none of which is subleased or assigned to another Person. Each Lease is a lease of all useable square footage of the premises located at each leased Real Property. To the Knowledge of the Company, the Company does not owe any brokerage commission with respect to any Real Property. To the Company’s Knowledge, there is no condemnation or similar proceeding pending or threatened with respect to any Real Property leased by the Company Group or any portion thereof.

4.22 Tax Matters. Except as set forth on Schedule 4.22,

(a) The Company and each of its Subsidiaries have duly and timely filed all income and other material Tax Returns which are required to be filed by it, and have paid all material Taxes (whether or not shown on such Tax Returns) which have become due, and all such Tax Returns of the Company and each of its Subsidiaries are true, correct and complete and accurate in all material respects.

(b) There is no Action, assessment, deficiency or proposed adjustment with respect to a material amount of Taxes that has been asserted or assessed, or that is pending or proposed in writing, by any Authority against any member of the Company Group that remains unresolved or unpaid.

(c) No statute of limitations in respect of the assessment or collection of any Taxes of any member of the Company Group has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect.

(d) Each member of the Company Group has duly withheld or collected and paid over to the applicable Taxing Authority in a timely manner all material Taxes required to be withheld or collected by such member of the Company Group in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party and has otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(e) Each member of the Company Group has collected and remitted to the applicable Taxing Authority all material sales Taxes required to be collected by such member of the Company Group.

(f) No member of the Company Group has requested any letter ruling, technical advice, a change of any method of accounting, or any similar request that is in progress or pending with any Authority with respect to any Taxes.

(g) There is no Lien (other than Permitted Liens) for Taxes upon any of the assets of any member of the Company Group.

(h) No member of the Company Group has received any written request from a Taxing Authority in a jurisdiction where a member of the Company Group has not paid any Tax or filed Tax Returns asserting that a member of the Company Group is or may be subject to Tax in such jurisdiction, and no member of the Company Group has a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized.

(i) No member of the Company Group is a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business the principal purpose of which is not related to Taxes).

(j) No member of the Company Group has been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes (other than a group the common parent of which was the Company or any of its Subsidiaries).

(k) No member of the Company Group has any liability for the Taxes of any other Person (other than the Company Group): (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law.

(l) No member of the Company Group is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) No member of the Company Group has been a party to any “listed transaction” or failed to report any “reportable transaction” as such terms are defined in Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b) and as such reporting is required pursuant thereto.

(n) No member of the Company Group has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the five years prior to the date of this Agreement.

(o) No member of the Company Group is a “controlled foreign corporation” as defined in Section 957 of the Code or is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(p) No member of the Company Group will be required to include any material item of income or exclude any material item of deduction for any taxable period ending after the Closing Date as a result of: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or before the Closing Date; (iii) any installment sale or open transaction disposition made on or before the Closing Date; (iv) any prepaid amount or deferred revenue realized or received on or before the Closing Date; (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); or (vi) election under Section 965 of the Code.

(q) The Company is and has been treated as a C corporation for U.S. federal, state and local income tax purposes since the date of its formation. Schedule 4.22(q) sets forth the U.S. federal income tax classification of each Subsidiary of the Company.

(r) No member of the Company Group is aware of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), and has not knowingly taken or agreed to take any action (or failed to take any action), that would reasonably be expected to prevent or impede the Domestication from qualifying for the Domestication Intended Tax Treatment or the Merger from qualifying for the Merger Intended Tax Treatment.

(s) The Company is not an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

4.23 Environmental Laws. The Company Group has complied and is in material compliance with all Environmental Laws, and there are no Actions pending or, to the Knowledge of the Company, threatened against the Company Group alleging any failure to so comply. The Company Group has not (i) received any written notice of any alleged claim, violation of or liability under any Environmental Law nor any claim of potential liability with regard to any Hazardous Material, which has not heretofore been cured or for which there is any remaining liability; (ii) to the Knowledge of the Company, disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material, arranged for the disposal, discharge, storage or release of any Hazardous Material or exposed any employee or other individual or property to any Hazardous Material so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity. To the Knowledge of the Company, there are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company Group that could give rise to any liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

4.24 Finders’ Fees. Except as set forth on Schedule 4.24, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its respective Affiliates who might be entitled to any fee or commission from the Company, Merger Sub, Parent or any of its respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

4.25 Directors and Officers. Schedule 4.25 sets forth a true, correct and complete list of all directors and officers of the Company and each Subsidiary as of the date of this Agreement.

4.26 Certain Business Practices.

(a) The Company currently is and has at all times been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§1956, 1957, and any other equivalent or comparable Laws of other countries (collectively, “Anti-Money Laundering Laws”), (v) anti-boycott regulations, as administered by the U.S. Department of Commerce, and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company nor, to the Knowledge of the Company, any Representative of the Company (acting on behalf of the Company), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Cuba, Iran, North Korea, Russia, Sudan and Syria; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company nor, to the Knowledge of the Company, any Representative of the Company (acting on behalf of the Company), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) The Company has not received written notice of, nor, to the Knowledge of the Company, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Anti-Money Laundering Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.27 Insurance. All forms of insurance owned or held by and insuring the Company Group are set forth on Schedule 4.27, and such policies are in full force and effect. All premiums due with respect to such policies covering all periods up to and including the Closing Date have been paid, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Company Group or, to the Company’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies. There is no existing default or event which, to the Company’s Knowledge, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Ancillary Agreements. The insurance policies to which the Company Group is a party are of at least like character and amount as are carried by like businesses similarly situated and sufficient for compliance with all requirements of all Material Contracts to which the Company Group is a party or by which the Company Group is bound. Since January 1, 2023, no member of the Company Group has been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. No member of the Company Group has any self-insurance arrangements. No fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of any member of the Company Group.

4.28 Related Party Transactions. Except as set forth in Schedule 4.28 or as contemplated by this Agreement, no Affiliate of the Company or any of its Subsidiaries, Company Stockholder, current or former director, manager, officer or employee of any Person in the Company or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with a member of the Company Group, (b) owns any asset, property or right, tangible or intangible, which is used by a member of the Company Group, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to a member of the Company Group since January 1, 2023.

4.29 No Trading or Short Position. None of the Company Group or any of their respective managers and officers, members and employees has engaged in any short sale of Parent’s voting stock or any other type of hedging transaction involving Parent’s securities (including, without limitation, depositing shares of Parent’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Parent’s securities).

4.30 Exchange Act. No member of the Company Group is currently (nor has either previously been) subject to the requirements of Section 12 of the Exchange Act.

4.31 Top Customers and Top Suppliers.

(a) Schedule 4.31(a) sets forth, as of the date of this Agreement, the top 10 customers based on aggregate dollar value of the Company Group’s transaction volume with such counterparty (a “Top Customer”) and the top 10 vendors of the Company Group based on aggregate spend of such counterparty (a “Top Supplier”), in each case, during the trailing 12 months for the period ending December 31, 2025.

(b) Except as set forth in Schedule 4.31(b), none of the Top Customers or Top Suppliers has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the Knowledge of the Company, has threatened in writing to, terminate, cancel or materially limit or materially and adversely modify any of its existing business with a member of the Company Group (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers or Top Supplier is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against a member of the Company Group or their respective businesses.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is reasonably apparent from the content of such Parent SEC Documents, but excluding any risk factor disclosures or other similar cautionary or predictive statements therein), it being acknowledged that nothing disclosed in such Parent SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 5.1, 5.3 or 5.8, Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

5.1 Corporate Existence and Power. Parent is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Merger Sub is a corporation duly incorporated and validly existing under the Laws of the State of Delaware. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger. Each of the Parent Parties has all requisite power and authority, corporate and otherwise, to own and operate its properties and assets and to carry on its business as presently conducted.

5.2 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and activities incidental thereto. Either Parent or a wholly owned (direct or indirect) Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

5.3 Corporate Authorization. Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Parent Shareholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Domestication and the Merger, the receipt of the Parent Shareholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which such Parent Party is a party have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Agreement and the Ancillary Agreements to which such Parent Party is a party constitute a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions. Approval of (i) the Parent Certificate of Incorporation and Parent Bylaws requires a special resolution under Cayman Islands Law, being an affirmative vote of the holders of a majority of at least two-thirds of the outstanding Parent Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Parent Articles), (ii) this Agreement, the Merger, the Issuance Proposal, the Board Proposal, the LTIP Proposal, and the Adjournment Proposal are subject to the passing of, in each case, an ordinary resolution under Cayman Islands Law, being an affirmative vote of the holders of at least a majority of the outstanding Parent Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Parent Articles), (iii) the Domestication, a special resolution of the holders of the Parent Ordinary Shares, and (iv) with respect to any other proposal proposed to the holders of Parent Common Shares, the requisite approval required under the Parent Articles, the Cayman Companies Act or any other applicable Law, in each case, at Parent’s Shareholder Meeting. The affirmative vote or written consent of the sole shareholder of Merger Sub is the only vote of the holders of any of Merger Sub’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

5.4 Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company set forth in Section 4.3, none of the execution, delivery or performance of this Agreement or any Ancillary Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) any SEC or Nasdaq filings and approval required to consummate the transactions contemplated hereunder, (b) filing with the Secretary of State of the State of Delaware a Certificate of Domestication with respect to the Domestication, (c) filings required to be made with the Cayman Registrar in connection with the Domestication, and (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL.

5.5 Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties.

5.6 Finders’ Fees. Except for the Persons identified on Schedule 5.6, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

5.7 Issuance of Shares. The Aggregate Merger Consideration and the Earnout Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, and each such share comprising the Aggregate Merger Consideration and each Earnout Share shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the organizational or constitutive documents of Parent. The Aggregate Merger Consideration and the Earnout Shares shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

5.8 Capitalization.

(a) The authorized share capital of Parent is US$5,100 divided into 50,000,000 Parent Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, of which 29,320,000 Parent Ordinary Shares (inclusive of Parent Ordinary Shares included in any outstanding Parent Units), and no preference shares are issued and outstanding. In addition, 23,570,000 Parent Rights (inclusive of Parent Rights included in any outstanding Parent Units), convertible for 2,357,000 Parent Ordinary Shares, are issued and outstanding. No other share capital or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Common Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, the Parent Articles, other organizational documents of Parent or any contract to which Parent is a party or by which Parent is bound. All outstanding Parent Rights have been duly authorized and validly issued and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to the Enforceability Exceptions and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, the Parent Articles, other organizational documents of Parent or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent Articles or other organizational documents of Parent or hereunder, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Shares or any share capital of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All outstanding Parent Units, Parent Common Shares and Parent Rights have been issued in compliance with all applicable securities and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the organizational or constitute documents of Parent.

(b) Merger Sub is authorized to issue 100 shares of common stock, par value $0.0001 per share (“Merger Sub Common Stock”), all of which are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.9 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion, or for mailing with, the Registration Statement, Proxy Statement/Prospectus or other Offer Documents will, (a) when the Registration Statement is first filed, (b) on the effective date of the Registration Statement, (c) on the date when the Proxy Statement/Prospectus is mailed to the Parent’s shareholders and (d) at the time of the Parent Shareholder Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the Registration Statement or any Other Filing).

5.10 Trust Fund. As of the date of this Agreement, Parent has approximately $230,000,000 (including, if applicable, any Deferred Underwriting Commissions being held in the Trust Account) in the trust account established by Parent for the benefit of its public shareholders (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of December 16, 2025, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified except as set forth in the Parent SEC Documents. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than public shareholders of Parent holding Parent Ordinary Shares sold in Parent’s IPO who shall have elected to redeem their Parent Ordinary Shares pursuant to the Parent Articles or the underwriters of the IPO) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Parent Articles. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account. Since December 16, 2025, Parent has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time, (i) the obligations of Parent to dissolve or liquidate pursuant to the Parent Articles shall terminate, and (ii) Parent shall have no obligation whatsoever pursuant to the Parent Articles to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated by this Agreement. Following the Effective Time, no shareholder of Parent shall be entitled to receive any amount from the Trust Account except to the extent a Parent’s public shareholder shall have elected to tender its Parent Ordinary Shares for redemption pursuant to the Parent Articles.

5.11 Listing. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “IRHOU”. The issued and outstanding Parent Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “IRHO”. The issued and outstanding Parent Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “IRHOR”. Since its initial public offering, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. As of the date of this Agreement, there is no Action or proceeding pending or, to the Knowledge of Parent, threatened against Parent by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Units, the Parent Ordinary Shares, or the Parent Rights or prohibit or terminate the listing of the Parent Units, the Parent Ordinary Shares, or the Parent Rights on the Nasdaq or prohibit the transfer of the listing to an Alternate Exchange. None of Parent, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Ordinary Shares, or the Parent Rights under the Exchange Act except as contemplated by this Agreement.

5.12 Board Approval.

(a) Parent’s Board of Directors (including any required committee or subgroup of such board) has unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of Parent and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in the Parent Articles and (iv) recommended to the Parent’s shareholders to adopt and approve each of the Parent Proposals (“Parent Board Recommendation”).

(b) The Merger Sub’s Board of Directors has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and (ii) determined that the transactions contemplated hereby are in the best interests of its sole shareholder.

5.13 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two Business Days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) all proxy statements relating to Parent’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.13) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (iv) above, whether or not available through EDGAR, collectively, as they have been amended, revised or superseded by a later filing, the “Parent SEC Documents”).

(b) Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is amended, revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company expressly for inclusion in the Registration Statement or Other Filing.

(c) As used in this Section 5.13, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(d) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained Books and Records of Parent in the ordinary course of business in accordance with GAAP in all material respects and other applicable legal and accounting requirements.

(e) Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) The Parent SEC Documents contain true and complete copies of the applicable Parent Financial Statements. Except as disclosed in the Parent SEC Documents, the Parent Financial Statements (i) fairly present in all material respects the financial position of Parent as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (iii) in the case of the audited Parent Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(g) Except as disclosed in the Parent SEC Documents, Parent has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent to Parent’s Knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Parent to Parent’s Knowledge or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

5.14 Certain Business Practices. Neither Parent nor, to the Knowledge of Parent, any Representative of Parent (acting on behalf of Parent), has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act of 1977 or (d) made any other unlawful payment. Neither Parent nor any director, officer, or to the Knowledge of Parent, any agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person in order to assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.15 Anti-Money Laundering Laws. The operations of Parent are and have been at all times conducted in compliance with the Anti-Money Laundering Laws, and no Action involving Parent with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

5.16 Affiliate Transactions. Except as described in Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and any director, officer, employee, shareholder, rights holder or Affiliate of Parent or any of its Subsidiaries, on the other hand.

5.17 Litigation. There is no (a) Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or that affects its or their assets or properties, or (b) Order outstanding against Parent or any of its Subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its Subsidiaries.

5.18 Expenses, Indebtedness and Other Liabilities. Except as set forth in Parent SEC Documents, Parent does not have any Indebtedness or other liabilities.

5.19 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

5.20 Tax Matters.

(a) Parent has duly and timely filed all income and other material Tax Returns which are required to be filed by it, and has paid all material Taxes (whether or not shown on such Tax Returns) which have become due and all such Tax Returns are true, correct and complete and accurate in all material respects.

(b) There is no Action, assessment, deficiency or proposed adjustment with respect to a material amount of Taxes that has been asserted or assessed, or that is pending or proposed in writing, by any Authority against Parent that remains unresolved or unpaid.

(c) No statute of limitations in respect of the assessment or collection of any Taxes of Parent has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect.

(d) Parent has collected and remitted to the applicable Taxing Authority all material sales Taxes required to be collected by Parent.

(e) Parent has duly withheld or collected and paid over to the applicable Taxing Authority in a timely manner all material Taxes required to be withheld or collected by Parent in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party and has otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(f) Parent has not requested any letter ruling, technical advice, a change of any method of accounting, or any similar request that is in progress or pending with any Authority with respect to any Taxes.

(g) There is no Lien (other than liens for Taxes (i) not yet due and delinquent or (ii) which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Parent Financial Statements in accordance with U.S. GAAP)) for Taxes upon any of the assets of Parent.

(h) Parent has not received any written request from a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns asserting that Parent is or may be subject to Tax in such jurisdiction, and Parent does not have a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized.

(i) Parent is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes).

(j) Parent has not been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes (other than a group the common parent of which was Parent).

(k) Parent does not have any liability for the Taxes of any other Person: (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law.

(l) Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) Parent has not been a party to any listed transaction or failed to report any “reportable transaction” as such terms are defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) and as such reporting is required pursuant thereto.

(n) Parent has not been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the five years prior to the date of this Agreement.

(o) Parent will not be required to include any material item of income or exclude any material item of deduction for any taxable period ending after the Closing Date as a result of: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or before the Closing Date; (iii) any installment sale or open transaction disposition made on or before the Closing Date; (iv) any prepaid amount or deferred revenue realized or received on or before the Closing Date; (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); or (vi) election under Section 965 of the Code.

(p) Parent is and has been treated as a C corporation for U.S. federal, state and local income tax purposes since the date of its formation.

(q) Parent is not aware of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), and has not knowingly taken or agreed to take any action (or failed to take any action), that would reasonably be expected to prevent or impede the Domestication from qualifying for the Domestication Intended Tax Treatment or the Merger from qualifying for the Merger Intended Tax Treatment.

(r) Parent is not an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

ARTICLE VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. Each of the Company and Parent covenants and agrees that:

(a) Except as expressly contemplated by this Agreement or the Ancillary Agreements or as set forth on Schedule 6.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and use its commercially reasonable efforts to preserve intact its business and assets. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement (including the PIPE Financing) or the Ancillary Agreements or as set forth on Schedule 6.1(a), or as required by applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company, Parent, nor any of their Subsidiaries, shall be permitted to:

(i) amend, modify or supplement its certificate of incorporation or bylaws, memorandum and articles of association or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under, any (A) in the case of the Company Group, any Material Contract or Lease or (B) in the case of Parent, material contract, agreement, lease, license or other right or asset of Parent, as applicable;

(iii) other than in the ordinary course of business consistent with past practice, modify, amend or enter into any contract, agreement, lease, license or commitment that extends for a term of one year or more or obligates the payment by any member of the Company Group or Parent, as applicable, of more than $1,000,000 (individually or in the aggregate);

(iv) other than in the ordinary course of business consistent with past practice, make any capital expenditures in excess of $250,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of the Company Group’s or Parent’s, as applicable, material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practices;

(vi) solely in the case of the Company Group, (i) transfer, sell, assign, lease, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, or otherwise dispose of any right, title or interest of the Company or its Subsidiaries in material Company Owned IP (other than non-exclusive licenses of Company Owned IP granted to customers, end users, or service providers granted in the ordinary course of business); (ii) disclose any Trade Secrets to any third party (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business that contains reasonable protections therefor); or (iii) subject any source code for any Company Software to any Copyleft Licenses;

(vii) (A) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any shareholder or other equityholder in its capacity as such; and (C) except as contemplated hereby or by any Ancillary Agreement, amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(viii) (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness including drawings under the lines of credit, in the case of the Company Group, in excess of an aggregate principal amount of $500,000 or such lesser amount if the aggregate principal amount of such new Indebtedness together with the aggregate principal amount all other Indebtedness of the Company Group would exceed $1,000,000 other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(ix) suffer or incur any Lien, except for Permitted Liens, on the Company’s or its Subsidiaries or Parent’s, as applicable, assets;

(x) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to a member of the Company Group or write off or make reserves against the same (other than in the ordinary course of business consistent with past practice or as otherwise required by U.S. GAAP);

(xi) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(xii) terminate or allow to lapse any insurance policy protecting any of the Company Group’s or Parent’s, as applicable, assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xiii) waive, release, institute, compromise, settle or agree to settle any legal proceeding or any Action before any Authority, in each case, where such waiver, release, institution, compromise or settlement is in excess of $500,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xiv) except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xv) except in connection with the exercise of rights under securities set forth on Schedule 4.5(a), issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, amend, modify or waive any of the material terms or rights set forth in any Parent Right or the Parent Rights Agreement, other than any redemption by Parent of Parent Ordinary Shares and Parent Units held by its public shareholders pursuant to the Parent Articles or as otherwise contemplated herein or in any Ancillary Agreement;

(xvi) (A) make, change or revoke any election in respect of material Taxes; (B) amend, modify or otherwise change any filed Tax Return in respect of material Taxes, (C) adopt or request permission of any Taxing Authority to change any accounting method in respect of material Taxes, (D) settle or compromise any claim, notice, audit report, Action, suit, litigation, proceeding, arbitration, investigation, controversy, or assessment in respect of material Taxes; (E) enter into any Tax allocation, Tax sharing, Tax indemnity, private letter ruling closing agreement, or other binding written agreement relating to any Taxes; (F) surrender or forfeit any right to claim a material Tax refund, (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes, or (H) knowingly take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment;

(xvii) enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(xviii) solely in the case of the Company Group, other than as required by Law or by the terms of a Plan (A) increase the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of any employee of a member of the Company Group or service provider of a member of the Company Group at the level of manager or above, except for annual compensation increases not to exceed 25% in the aggregate, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of the Company, (C) enter into, amend, terminate, amend the actuarial assumptions used in respect of, any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (D) make or forgive any loan to any present or former employee, director, officer, or contractor or other individual service provider of the Company Group other than advancement of expenses in the ordinary course of business consistent with past practices, (E) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization, (F) adopt any severance or retention plan, (G) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Plan, (H) hire or engage any new employee or consultant if such new employee or consultant will receive annual base compensation in excess of $500,000, or (I) waive any restrictive covenants with respect to any Company Group employee or service provider;

(xix) solely in the case of the Parent Parties, other than as required by Law or by the terms of a Plan (A) increase the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of any employee of a member of the Parent Parties, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of Parent, (C) enter into, amend, terminate, amend the actuarial assumptions used in respect of, any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (D) make or forgive any loan to any present or former employee, director, officer, or contractor or other individual service provider of the Parent Parties, (E) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization, (F) adopt any severance or retention plan, (G) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Plan, (H) hire or engage any new employee or consultant; or (I) waive any restrictive covenants with respect to any Parent Group employee or service provider;

(xx) fail to duly observe and conform to any applicable Laws and Orders;

(xxi) solely in the case of the Company Group, (A) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company Group, taken as a whole; or

(xxii) agree or commit to do any of the foregoing.

(b) Neither party shall (i) take or agree to take any action that would be reasonably likely to cause any representation or warranty of such party to be inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

(c) Nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing Date, and nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Closing Date. Prior to the Closing Date, each of the Company, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2 Exclusivity.

(a) During the Interim Period, no member of the Company Group, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause their respective Representatives not to, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of their Representatives, to cease and terminate any discussion or negotiations that may be ongoing with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, except as disclosed on Schedule 6.2(a), the term “Alternative Transaction” means any of the following transactions involving the Company or the Company’s Subsidiaries or Parent or Parent’s Subsidiaries (other than the transactions contemplated by this Agreement or the Ancillary Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction, (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any capital stock or other equity interests of the Company, Parent, or its Subsidiaries in a single transaction or series of transactions, (C) with respect to Parent, any other Business Combination or (D) with respect to the Company Group, any public offering of any equity securities of the Company, any of its Subsidiaries, or a newly formed holding company of the Company or such Subsidiaries.

(b) In the event that there is a proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one Business Day after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Parent’s interest in a potential target for a business combination; provided, however, that Parent shall inform the person initiating such communication of the existence of this Agreement.

6.3 Access to Information. During the Interim Period, the Company and Parent shall each, use its commercially reasonable efforts to, (a) continue to give the other party, its legal counsel and its other Representatives full access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other Representatives such information relating to the business of the Company or Parent as such Persons may request and (c) cause its employees, legal counsel, accountants and other Representatives to cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent); provided, that no investigation pursuant to this Section 6.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or Parent; and provided, further, that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or any applicable Law.

6.4 Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify the other party of:

(a) any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any Lien on any of the Company’s or Parent’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their shareholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d) any written notice from Nasdaq with respect to the listing of the securities of Parent;

(e) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect; and

(f) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in ARTICLE IX not to be satisfied.

6.5 Registration Statement/Proxy Statement; Other Filings.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and file with the SEC, and with all other applicable regulatory bodies, mutually acceptable proxy materials for the purpose of soliciting proxies from holders of Parent Common Shares sufficient to obtain Parent Shareholder Approval at a meeting of holders of Parent Common Shares to be called and held for such purpose (the “Parent Shareholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto (the “Registration Statement”), filed by Parent with the SEC, which shall also include a prospectus (such prospectus, together with the Proxy Statement and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) pursuant to which the securities of Parent issuable in the Domestication and Merger shall be registered. Parent shall promptly respond to any SEC comments on the Registration Statement.  Parent also agrees to use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company Group and any of its respective members or shareholders as may be reasonably requested in connection with any such action. Each of Parent and the Company agrees, as promptly as reasonably practicable, to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the preparation of the Registration Statement, the Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the signing of this Agreement and the Ancillary Agreements, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Closing of the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”).

(b) Parent (i) shall permit the Company and its counsel to review and comment on the Registration Statement and Proxy Statement/Prospectus and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Registration Statement and Proxy Statement/Prospectus or any exhibit, amendment or supplement thereto without giving reasonable and good faith consideration to the comments of the Company. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Registration Statement and Proxy Statement/Prospectus, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC without consulting reasonably and in good faith with the Company. Parent will use its reasonable efforts to permit the Company’s counsel to participate in any calls, meetings or other communications with the SEC or its staff. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement and Proxy Statement/Prospectus or any amendment or supplement thereto has been filed with the SEC and the time when the Registration Statement is declared effective or any stop order relating to the Registration Statement is issued.

(c) As soon as practicable following the date on which the Registration Statement is declared effective by the SEC, Parent shall distribute the Proxy Statement/Prospectus to the holders of Parent Common Shares and, pursuant thereto, shall call the Parent Shareholder Meeting in accordance with its organizational documents, the applicable Nasdaq rules and the applicable Laws of the Cayman Islands and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other proposals presented to the holders of Parent Common Shares for approval or adoption at the Parent Shareholder Meeting.

(d) Parent shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act, the applicable Nasdaq rules and all applicable Laws of the Cayman Islands and the State of Delaware, in the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement/Prospectus and the calling and holding of the Parent Shareholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Registration Statement, as of the effective date of the Registration Statement, and the Proxy Statement/Prospectus, as of the date on which it is first distributed to the holders of Parent Common Shares, and as of the date of the Parent Shareholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement/Prospectus). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, as applicable, will not as of the effective date of the Registration Statement and the date on which the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first distributed to the holders of Parent Common Shares or at the time of the Parent Shareholder Meeting does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, a change in the information relating to Parent or the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, which would make the preceding two sentences incorrect, should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Parent Common Shares. In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In accordance with the Parent Articles and applicable securities laws, rules and regulations, including the Cayman Companies Act and rules and regulations of Nasdaq, in the Proxy Statement/Prospectus, Parent shall seek from the holders of Parent Common Shares the approval the following proposals: (i) the Parent Shareholder Approval; (ii) amendment and restatement of Parent’s organizational documents, in the form attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Parent and the Company, including a change of Parent’s name to “ELECTRA AI, Inc.”) (as may be subsequently amended by mutual written agreement of Parent and the Company at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing; (iii) approval of the issuance Parent Common Shares in connection with the Domestication, the Merger under applicable exchange listing rules (the “Issuance Proposal”); (iv) approval of the Parent Equity Incentive Plan (the “LTIP Proposal”) (the proposals set forth in the foregoing clauses (i) through (iv), the “Required Parent Proposals”); (vi) approval of Parent’s post-closing Board of Directors (the “Board Proposal”); (vii) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as reasonably determined by the Company and Parent; and (viii) approval to adjourn the Parent Shareholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing, or otherwise if additional time is needed to consummate the transactions contemplated by this Agreement and the Ancillary Agreements (the “Adjournment Proposal”) (the proposals set forth in the forgoing clauses (i) through (vii) collectively, the “Parent Proposals”).

(f) Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the Registration Statement to “clear” comments from the SEC and the Registration Statement to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Registration Statement is “cleared” by the SEC, Parent shall cause the Proxy Statement/Prospectus, together will all other Offer Documents, to be disseminated to holders of Parent Common Shares. The Offer Documents shall provide the public shareholders of Parent with the opportunity to redeem all or a portion of their Parent Ordinary Shares at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by the Parent Articles, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. In accordance with the Parent Articles, the proceeds held in the Trust Account will first be used for the redemption of the Parent Ordinary Shares held by Parent’s public shareholders who have elected to redeem such shares.

(g) Parent shall call and hold the Parent Shareholder Meeting as promptly as practicable after the effective date of the Registration Statement for the purpose of seeking the approval of each of the Parent Proposals in accordance with the Parent Articles, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Parent Proposals. Except as otherwise required by applicable Law, including in respect of the duties of the directors of Parent in accordance with the Laws of the Cayman Islands, Parent’s Board of Directors shall recommend that the holders of Parent Common Shares vote in favor of the Parent Proposals.

(h) The Company acknowledges that a substantial portion of the Proxy Statement/ Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Proxy Statement/ Prospectus, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/ Prospectus or responses to comments from the SEC or its staff in connection therewith. In connection with the preparation and filing of the Registration Statement and any amendments thereto, the Company shall reasonably cooperate with the Parent and shall make their directors, officers and appropriate senior employees reasonably available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(i) Except as otherwise required by applicable Law, including in respect of the duties of the directors of Parent in accordance with the Laws of the Cayman Islands, Parent covenants that none of Parent, Parent’s Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly or by formal action of Parent, Parent’s Board of Directors or any committee thereof to withdraw or modify, in any manner adverse to the Company, the Parent Board Recommendation.

(j) Notwithstanding anything else to the contrary in this Agreement or any Ancillary Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law, provided that prior to making any filing that includes information regarding the Company, Parent shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company.

6.6 Trust Account. Upon satisfaction or waiver of the conditions set forth in ARTICLE IX and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, Parent (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) immediately prior to the Domestication, pay as and when due all amounts payable to Parent Ordinary Shares held by the public shareholders (the “Parent Redemption Amount”), (2) at the Closing, pay any unpaid transaction expenses, and (3) at the Closing, following the payment of unpaid transaction expenses in subparagraph (2), pay all remaining amounts then available in the Trust Account to Parent or the Surviving Corporation for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

6.7 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

6.8 Joinders to Parent Support Agreement. In the event any director or officer of Parent or any Affiliate of the Sponsor acquires beneficial ownership of any securities of Parent prior to the Closing, Parent shall cause such Person(s) to execute a joinder to the Parent Support Agreement.

6.9 PIPE Financing. During the Interim Period, Parent and the Company will use its commercially reasonable best efforts to enter into and consummate subscription agreements with investors to purchase shares of Parent in connection with a private placement on terms and conditions, including as to amounts, mutually agreeable to Parent and the Company, acting reasonably (any such purchase by investors, a “PIPE Financing”).

ARTICLE VII
COVENANTS OF THE COMPANY

7.1 Reporting; Compliance with Laws; No Insider Trading. During the Interim Period,

(a) Each member of the Company Group shall duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders.

(b) The Company shall not, and it shall direct its Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Parent Common Shares, Parent Units or Parent Rights, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) disclose to any third party any non-public information about the Company, Parent, the Merger or the other transactions contemplated hereby or by any Ancillary Agreement.

7.2 Company’s Shareholders Approval.

(a) As promptly as reasonably practicable after the effective date of the Registration Statement, and in any event within five Business Days following such date (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to Parent a true and correct copy of a written consent (in form and substance reasonably satisfactory to Parent) evidencing the Company Stockholder Approval that is duly executed by the Company Stockholders that hold at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Stockholder Approval (the “Company Stockholder Written Consent”).

(b) The Company’s Board of Directors shall recommend that the Company Stockholders vote in favor of this Agreement, the Ancillary Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby and other related matters, and neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the recommendation of the Company’s Board of Directors.

7.3 Additional Financial Information. The Company shall use its reasonable best efforts to provide Parent with the audited financial statements of the Company and its Subsidiaries for the twelve month periods ended December 31, 2025 and 2024 consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve month period ended on such date, and the audited consolidated cash flow statements for the twelve month period ended on such date, together with the auditors report thereon (the “Year End Financials”) by no later than May 14, 2026; it being understood and agreed that the Company shall provide to Parent substantially completed drafts of the Year-End Financials no later than April 30, 2026. Subsequent to the delivery of the Year End Financials, the Company’s consolidated interim financial information for each quarterly period thereafter shall be delivered to Parent no later than 40 calendar days following the end of each quarterly period (the “Required Financial Statements”). All of the financial statements to be delivered pursuant to this Section 7.3, shall be prepared under U.S. GAAP in accordance with requirements of the PCAOB for public companies. The Required Financial Statements shall be accompanied by a certificate of the Chief Executive Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company will promptly provide Parent with additional Company financial information reasonably requested by Parent for inclusion in the Registration Statement, the Proxy Statement/Prospectus and any other filings to be made by Parent with the SEC.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

8.1 Reasonable Best Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, Parent and the Company shall, and the Company shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities or other third parties prior to the Effective Time; (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be reasonably necessary in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Subject to applicable Law, each of the Company and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Action (including derivative claims) relating to this Agreement, any of the Ancillary Agreements or any matters relating thereto commenced or threatened in writing against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against the Company (collectively, the “Transaction Litigation”). Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against Parent, Merger Sub or members of the boards of directors of Parent or Merger Sub and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Company or the members of its board of directors; provided, however, that in no event shall the Company or Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed); provided, that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the Company is controlling the Transaction Litigation) or the Company (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if the Company is controlling the Transaction Litigation) or the Company (if Parent is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or liability by a Parent Party (if the Company is controlling the Transaction Litigation) or the Company (if Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

8.2 Compliance with SPAC Agreements. Parent shall (a) comply with the Trust Agreement, the Parent Rights Agreement and the Underwriting Agreement, dated as of December 16, 2025, by and between Parent and Cantor Fitzgerald & Co., as representative of the underwriters thereto, and (b) enforce the terms of the letter agreement, dated as of December 16, 2025, by and among Parent, the Sponsor and each of the officers and directors of Parent named therein, in each case, as has been or may be amended from time to time.

8.3 Confidentiality. Except as necessary to complete the Registration Statement, the other Offer Documents or any Other Filings, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall comply with the Confidentiality Agreement.

8.4 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or the Parent Parties and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or the Parent Parties, as provided in their respective organizational documents or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six years after the Effective Time, Parent shall cause the organizational documents of Parent, its Subsidiaries, and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the organizational documents of, with respect to Parent, Parent, and with respect to the Surviving Corporation, the Company, as applicable, to the extent permitted by applicable Law.

(b) Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of Parent and its Subsidiaries (including the Surviving Corporation after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq or an Alternate Exchange, as applicable, which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company.

(c) The provisions of this Section 8.4 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) Prior to the Effective Time, the Company shall obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

8.5 Parent Public Filings; Nasdaq. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Parent Ordinary Shares, the Parent Units and the Parent Rights on Nasdaq. During the Interim Period, Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with Nasdaq or an Alternate Exchange, to be agreed mutually by Parent and the Company, in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of Nasdaq or an Alternate Exchange, as applicable, to be satisfied; and (c) the Parent Common Shares, including the shares comprising the Aggregate Merger Consideration, and the Parent Rights to be approved for listing on Nasdaq or an Alternate Exchange, as applicable, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time.

8.6 Certain Tax Matters.

(a) The Company and Parent shall (and shall cause its respective Subsidiaries to) cooperate fully, as and to the extent reasonably requested by another party hereto, in connection with the filing of relevant Tax Returns, and any audit or Tax proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) All Transfer Taxes of Parent, Company, and Merger Sub shall be borne and paid by the Surviving Corporation, and the parties will cooperate to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts for which the Surviving Corporation is so liable.

8.7 Parent Equity Incentive Plan.

Prior to the effective date of the Registration Statement, Parent shall adopt a new equity incentive plan in substantially the form attached hereto as Exhibit G, with such changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Parent Equity Incentive Plan”). The Parent Equity Incentive Plan shall have such number of shares available for issuance equal to 10% of the Parent Common Shares to be issued and outstanding immediately after the Closing and shall include an “evergreen” provision that is mutually agreeable to the Company and Parent that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Parent Equity Incentive Plan as mutually determined by the Company and Parent. Parent shall not file a registration statement on Form S-8 or Form S-1 (or other applicable or successor form) to register the resale by the holders thereof of the Parent Common Shares issuable upon the exercise of the Converted Options prior to the date that is 180 days after the Closing Date.

8.8 Section 16 Matters. Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Capital Stock or acquisitions of Parent Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to Rule 16b-3 promulgated under the Exchange Act.

8.9 Employment Agreements. Prior to the Effective Time, Parent shall use commercially reasonable efforts to enter into employment agreements reasonably satisfactory to the Company and Parent, to be effective as of the Closing, with the key executives of the Company set forth on Schedule 8.9 (the “Key Executives”), each agreement containing customary non-disclosure, non-competition and non-solicitation terms and conditions, in each case, subject to applicable Law.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by all of such parties of all the following conditions:

(a) No provisions of any applicable Law and no Order shall be in effect restraining, prohibiting or imposing any condition on the consummation of the transactions contemplated hereby, including the Merger.

(b) Each consent, approval or authorization of any Authority required of Parent, its Subsidiaries, or the Company to consummate the Merger set forth on Schedule 9.1(b) shall have been obtained and shall be in full force and effect.

(c) No Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Merger or making the Merger illegal, which Order or Law is final and non-appealable.

(d) The Company Stockholder Approval shall have been obtained.

(e) Each of the Required Parent Proposals shall have been approved at the Parent Shareholder Meeting.

(f) Parent’s initial listing application with Nasdaq or an Alternate Exchange, as applicable, in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of Nasdaq or an Alternate Exchange, as applicable, and Parent shall not have received any notice of non-compliance therewith, and the shares comprising the Aggregate Merger Consideration, the Earnout Shares and any shares issued in connection with a PIPE Financing, as applicable, shall have been approved for listing on Nasdaq or an Alternate Exchange, as applicable.

(g) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

9.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date.

(b) The representations and warranties of the Company contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date) except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of the Company.

(c) The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of the Company that is continuing.

(e) Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.2.

(f) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of (i) the Company Charter, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) the Company Bylaws; (iii) copies of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement, the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Stockholder Written Consent; and (iv) a certificate of good standing or available equivalent of the Company, certified as of a recent date by the Secretary of State of the State of Delaware.

(g) Each of the Company and certain Company Securityholders, as applicable, shall have executed and delivered to Parent a copy of each Ancillary Agreement to which the Company or such Company Securityholder, as applicable, is a party.

(h) The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Treasury Regulations Sections 1.897-2(g), (h)(1)(i) and 1.1445-2(c)(3)(i) certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a notice to be delivered to the IRS as required under Treasury Regulations Section 1.897-2(h)(2) together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated no more than 30 days prior to the Closing Date and in form and substance as reasonably agreed upon by Parent and the Company.

(i) The Company shall have delivered to Parent a resignation from the Company of each non-continuing director of the Company as designated by the Company in writing prior to the Closing, effective as of the Closing Date.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

(b) The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Fundamental Representations, shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of Parent or Merger Sub.

(c) The Parent Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of Parent that is continuing.

(e) The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Parent certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.3.

(f) The Parent Certificate of Incorporation shall have been filed with, and declared effective by, the Secretary of State of the State of Delaware.

(g) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Parent attaching true, correct and complete copies of resolutions duly adopted by the Board of Directors of Parent authorizing this Agreement, the Ancillary Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals.

(h) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the Board of Directors and sole shareholder of Merger Sub authorizing this Agreement, the Ancillary Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing or available equivalent of Merger Sub, certified as of a recent date by the Secretary of State of the State of Delaware.

(i) Each of Parent, Sponsor or other shareholder of Parent, as applicable, shall have executed and delivered to the Company a copy of each Ancillary Agreement to which Parent, Sponsor or such other shareholder of Parent, as applicable, is a party.

(j) The size and composition of the post-Closing Parent Board of Directors shall have been appointed as set forth in Section 2.9.

(k) The accrued but unpaid fees, costs and expenses, including fees of outside legal counsel (but excluding the Deferred Underwriting Commission), of the Parent Parties as of immediately prior to the Closing shall collectively not exceed $2,000,000 without the prior written consent of the Company; it being agreed that any such excess fees incurred without the Company’s prior written consent will reduce the share consideration remaining for the Sponsor such that only the Sponsor bears such excess fees, costs and expenses assuming $10 price per Parent Common Share.

(l) The amount of Parent Closing Cash at the Closing shall equal or exceed $30,000,000.

ARTICLE X
TERMINATION

10.1 Termination Without Default.

(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred on or before January 21, 2027 (the “Outside Closing Date”); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent or Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b) In the event an Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Merger or making the Merger illegal, which Order or Law is final and non-appealable, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to the Company or Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

(c) This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

10.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving written notice to the Company, without prejudice to any rights or obligations Parent or Merger Sub may have: (i) at any time prior to the Closing if the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2(a) or 9.2(b) impossible (a “Terminating Company Breach”); except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to 30 days after receipt by the Company of notice from Parent of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; or (ii) at any time after the Company Stockholder Written Consent Deadline if the Company has not delivered the Company Stockholder Approval to Parent (provided, that upon the Company delivering the Company Stockholder Approval to Parent, Parent shall no longer have any right to terminate this Agreement under this clause (ii)).

(b) The Company may terminate this Agreement by giving written notice to Parent, without prejudice to any rights or obligations the Company may have, if at any time prior to the Closing, Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Section 9.3(a) or 9.3(b) impossible (a “Terminating Parent Breach”); except that, if such Terminating Parent Breach is curable by Parent through the exercise of its reasonable best efforts, then, for a period of up to 30 days after receipt by Parent of notice from the Company of such breach, but only as long as Parent continues to use its reasonable best efforts to cure such Terminating Parent Breach (the “Parent Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period.

10.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE X, this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from the willful and material breach by a party of its covenants and agreements hereunder or common law fraud or willful and material breach in connection with the transactions contemplated by this Agreement, such party shall not be relieved of liability to the other parties for any such willful and material breach or common law fraud occurring prior to such termination. The provisions of Section 8.3, this Section 10.3 and ARTICLE XI, and the Confidentiality Agreement, shall survive any termination hereof pursuant to this ARTICLE X.

ARTICLE XI
MISCELLANEOUS

11.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail, or nationally recognized overnight courier service, by 5:00 PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) three Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows, or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

Electra Vehicles, Inc.

110 K Street, Suite 330

Boston, MA 02127

Attention: Fabrizio Martini, Chief Executive Officer
E-mail: fmartini@electravehicles.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067

Attention: Steven B. Stokdyk; Brian P. Duff

E-mail: steven.stokdyk@lw.com; brian.duff@lw.com

if to Parent or Merger Sub (prior to the Closing):

Iron Horse Acquisition II Corp.

851 Broken Sound Parkway NW, Suite 230

Boca Raton, FL 33487

Attention: Jose Antonio Bengochea, Chief Executive Officer

E-mail: jose@ironhorseacquisition.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Mitchell S. Nussbaum

E-mail: mnussbaum@loeb.com

11.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.4 Publicity. Except as required by Law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure prior to the Closing concerning the transactions contemplated hereunder without the prior approval of the other party hereto, which approval shall not be unreasonably withheld by any party. If a party is required to make such a disclosure as required by Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

11.5 Expenses. Except as otherwise provided in Section 9.3(k), the costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent after the Closing. For the avoidance of doubt, any payments to be made (or to cause to be made) by Parent pursuant to this Section 11.5 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account. If the Closing does not take place, each party shall be responsible for its own expenses.

11.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void.

11.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York, except that the Domestication, the internal affairs of Parent prior to the Domestication and any provisions of this Agreement that are expressly or otherwise required to be governed by the Cayman Companies Act, shall be governed by the Laws of the Cayman Islands (without giving effect to choice of law principles thereof) in respect of which the parties irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands.

11.8 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

11.9 Entire Agreement. This Agreement, together with the Ancillary Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Ancillary Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Ancillary Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement.

11.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

11.11 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

11.12 Third Party Beneficiaries. Except as provided in Section 8.4 and Section 11.20, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.13 Waiver. The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of the Company Securityholders, hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason.

11.14 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any Company Securityholder nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its Representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Securityholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Securityholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company in ARTICLE IV, in each case as modified by the Schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, the Company Securityholders nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their respective Representatives or made available to Parent and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of any Company Securityholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV and subject to the limited remedies herein provided; (b) each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Securityholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the Company Securityholders nor any other Person shall have any liability to Parent, Merger Sub or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b) NONE OF PARENT, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT, MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the generality of the foregoing, neither Parent, Merger Sub nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Parent and Merger Sub made available to the Company and the Company Securityholders and their Representatives, including due diligence materials, or in any presentation of the business of Parent by management of Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company and the Company Securityholders in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V as modified by the Schedules to this Agreement and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Parent, Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Parent and Merger Sub, and are not and shall not be deemed to be relied upon by the Company or Company Securityholders in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V, in each case, as modified by the Schedules to this Agreement and the Parent SEC Documents. Except for the specific representations and warranties expressly made by Parent and Merger Sub in ARTICLE V, in each case as modified by the Schedules and the Parent SEC Documents: (a) the Company acknowledges and agrees that: (i) neither Parent, Merger Sub nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Parent, Merger Sub, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Parent or Merger Sub, the nature or extent of any liabilities of Parent or Merger Sub, the effectiveness or the success of any operations of Parent or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Parent or Merger Sub furnished to the Company, the Company Securityholders or their respective Representatives or made available to the Company, the Company Securityholders and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of Parent or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE V and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of Parent, Merger Sub nor any other Person shall have any liability to the Company, the Company Securityholders or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Parent or the future business, operations or affairs of Parent.

11.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16 Submission to Jurisdiction. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of a federal court sitting in the Borough of Manhattan of The City of New York or, if such federal court does not have jurisdiction over any such Actions, the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom), for the purposes of any Action (a) arising under this Agreement or under any Ancillary Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Ancillary Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.16 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action.

11.17 Attorneys’ Fees. In the event of any legal action initiated by any party prior to the Closing arising under or out of, in connection with or in respect of, this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action, as determined and fixed by the court.

11.18 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.19 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.19) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.20 Conflicts and Privilege.

(a) Parent and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the stockholders or holders of other equity interests of Parent or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “IRHO Group”), on the one hand, and (ii) the Surviving Corporation and/or any member of the Electra Group, on the other hand, any legal counsel, including Loeb & Loeb LLP (“Loeb”), that represented Parent and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the IRHO Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Parent in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Parent and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Parent, the Sponsor and/or any other member of the IRHO Group, on the one hand, and Loeb, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the IRHO Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Parent or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

(b) Parent and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the stockholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Electra Group”), on the one hand, and (ii) the Surviving Corporation and/or any member of the IRHO Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“LW”) that represented the Company prior to the Closing may represent any member of the Electra Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Parent and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Electra Group, on the one hand, and LW, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Electra Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Parent prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

IRON HORSE ACQUISITION II CORP.

By:	/s/ Jose Antonio Bengochea
	Name:	Jose Antonio Bengochea
	Title:	Chief Executive Officer

Merger Sub:

IRHO MERGER SUB, INC.

By:	/s/ Jose Antonio Bengochea
	Name:	Jose Antonio Bengochea
	Title:	Chief Executive Officer

Company:

ELECTRA VEHICLES, INC.

By:	/s/ Fabrizio Martini
	Name:	Fabrizio Martini
	Title:	Chief Executive Officer and Co-Founder

[Signature Page to Merger Agreement]

EXHIBIT A

Form of Parent Certificate of Incorporation

(See attached)

EXHIBIT B

Form of Parent Bylaws

(See attached)

EXHIBIT C

Form of Company Support Agreement

(See attached)

EXHIBIT D

Form of Parent Support Agreement

(See attached)

EXHIBIT E

Form of Lock-Up Agreement

(See attached)

EXHIBIT F

Form of Amended and Restated Registration Rights Agreement

(See attached)

EXHIBIT G

Form of Parent Equity Incentive Plan

(See attached)